SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

REPAY HOLDINGS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REPAY

Realtime Electronic Payments

2025 Notice and Proxy Statement

LETTER FROM OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN

April 30, 2025

Dear Stockholder:
John Morris Chief Executive Officer and Director

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Stockholders of Repay Holdings Corporation, which will be held virtually on Thursday, June 12, 2025, commencing at 10:00 a.m., Eastern Time. To attend the Annual Meeting, you must register in advance at www.proxydocs.com/RPAY. The meeting can be accessed through the link you receive following registration, where you will be able to listen to the meeting live, submit questions and vote online. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We would like to take this opportunity to highlight some important updates and achievements for Repay this year:

Peter Kight Chairman

2024 Business Highlights

Repay delivered solid 2024 results across our key metrics, including achieving our full year free cash flow conversion target. In 2024, overall financial performance benefited from newly signed clients, the growth of our existing clients and political media associated the election cycle in our media payments business. Management focused on profitable growth and made initial progress in repositioning the company for future success. During the year, we expanded our go-to-market and client service teams across the business and launched key product enhancements to drive strong sales momentum. Our free cash flow conversion improved throughout the year as we remained disciplined in managing operating expenses and consolidating various technology platforms. In July 2024, we strengthened our balance sheet by refinancing $220 million of our 2026 convertible notes, while completing a new issuance of $287.5 million in convertible notes due in 2029 and upsizing our revolving credit facility. Additionally, we repurchased approximately $40 million of our Class A shares. We remain committed to creating value for our stockholders with a disciplined approach to capital allocation towards organic growth, maintaining a strong balance sheet, and evaluating strategic, accretive M&A opportunities.

Stockholder Engagement

In 2024, we continued to engage with stockholders through investor conferences, private meetings and other outreach efforts. Feedback received from these engagements has informed discussions at the Board and committee levels and has been considered in discussions related to our corporate governance approach. We remain committed to ongoing dialogue with stockholders and to ensuring that our corporate governance framework reflects evolving best practices and investor expectations.

All of our stockholders of record at the close of business on April 16, 2025 are entitled to attend and vote at the Annual Meeting. If you were a beneficial holder as of the record date (i.e., you hold your shares in “street name” through an intermediary, such as a bank or broker), you must show proof of ownership to attend the Annual Meeting, and you must obtain a legal proxy, executed in your favor, from the holder of record in order to vote at the Annual Meeting.

In order to attend or vote at the Annual Meeting, you must register in advance at www.proxydocs.com/RPAY prior to the deadline of June 11, 2025, at 11:59 p.m., Eastern Time. Upon completing your registration, you will receive further instructions will allow you access to the meeting, to submit questions during the meeting and to vote at the meeting. You will not be able to attend the Annual Meeting in person.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying Proxy Statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the virtual meeting and for stockholders of record to vote your shares at the virtual meeting if you wish to do so.

On behalf of the Board of Directors, we would like to thank you for your continued support and investment in Repay.

Sincerely yours,

John Morris Chief Executive Officer and Director	Peter Kight Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, June 12, 2025

Date and Time	Virtual Address	Record Date

Thursday, June 12, 2025 10:00 a.m., Eastern Time	www.proxydocs.com/RPAY	End of Business April 16, 2025

Notice is hereby given that the Annual Meeting of Stockholders of Repay Holdings Corporation, a Delaware corporation, will be held virtually on Thursday, June 12, 2025 at 10:00 a.m., Eastern Time. The meeting can be accessed through the link provided following registration where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see the instructions beginning on page 3 of the attached Proxy Statement. You will be required to register in advance at www.proxydocs.com/RPAY prior to the deadline of June 11, 2025 at 11:59 p.m., Eastern Time in order to attend the meeting. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in via the link provided following registration. We believe that a virtual Annual Meeting provides greater access to those who want to attend, and therefore have chosen this format over an in-person meeting.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.
To elect eight directors for terms expiring at the 2026 Annual Meeting of Stockholders;
2.
To approve, on a non-binding advisory basis, the compensation of our named executive officers (as defined in this Proxy Statement);
3.
To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.
To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote “FOR” each of the nominees for directors (Proposal One), “FOR” the approval of the compensation of our named executive officers (Proposal Two), and “FOR” ratification of the proposed independent registered public accounting firm (Proposal Three).

Our Board of Directors has fixed the close of business on April 16, 2025 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. For a period of 10 days ending on the day before the Annual Meeting, a list of such stockholders will be available for inspection by any stockholder at our principal executive offices during normal business hours.

If you were a beneficial holder as of April 16, 2025 (i.e., you hold your shares in “street name” through an intermediary, such as a bank or broker), you must obtain a legal proxy, executed in your favor, from the holder of record in order to vote at the Annual Meeting.

We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Eastern Time, on June 12, 2025. Please allow ample time for online check-in, which will begin at 9:30 a.m., Eastern Time, on June 12, 2025.

Whether or not you plan to attend the virtual Annual Meeting, our Board of Directors urges you to read the attached Proxy Statement and submit a proxy or voting instructions for your shares via the internet or by telephone, or complete, date, sign and return your proxy card or voting instruction form in the pre-addressed, postage-paid envelope provided. We encourage you to submit your proxy or voting instructions via the internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. For instructions on how to submit your proxy or voting instructions, please refer to “General Information — Voting Methods” beginning on page 3 of the attached Proxy Statement.

By Order of the Board of Directors,

Tyler B. Dempsey General Counsel and Secretary

Atlanta, Georgia April 30, 2025

i

REPAY HOLDINGS CORPORATION

3060 Peachtree Road NW, Suite 1100

Atlanta, Georgia 30305

(404) 504-7472

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 12, 2025

GENERAL INFORMATION

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors of Repay Holdings Corporation, a Delaware corporation, for use at our 2025 Annual Meeting of Stockholders, or at any adjournment or postponement of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually, at 10:00 a.m., Eastern Time, on Thursday, June 12, 2025. The meeting can be accessed through the link provided following registration, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see “General Information — Attendance at the Virtual Annual Meeting.” You will be required to register in advance at www.proxydocs.com/RPAY prior to the deadline of June 11, 2025 at 11:59 p.m., Eastern Time in order to attend the meeting. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in through the link provided following registration.

Repay Holdings Corporation was formed upon the closing (the “Closing”) of the merger (the “Business Combination”) of Hawk Parent Holdings LLC (“Hawk Parent”) with a subsidiary of Thunder Bridge Acquisition, Ltd. (“Thunder Bridge”), a special purpose acquisition company, on July 11, 2019. In connection with the Closing, Thunder Bridge changed its name to “Repay Holdings Corporation.”

We are headquartered in Atlanta, Georgia. Our legacy business (sometimes referred to as “REPAY LLC”) was founded in 2006 by current executives John Morris and Shaler Alias. As used in this Proxy Statement, unless otherwise noted or unless the context otherwise requires, the terms “we”, “us”, “Repay” and the “Company” and similar references refer to Repay Holdings Corporation and its consolidated subsidiaries. Throughout this document, unless otherwise noted or unless the context otherwise requires, “Thunder Bridge” refers to Thunder Bridge Acquisition. Ltd. prior to the consummation of the Business Combination. The term “Board” refers to our Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2025:

This Proxy Statement and our Annual Report on Form 10-K are available for viewing and downloading at www.proxydocs.com/RPAY.

As permitted by the rules adopted by the U.S. Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access and review these proxy materials and authorize their respective proxy votes online. If you receive the notice of internet availability of proxy materials and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxydocs.com/RPAY. The approximate date that this Proxy Statement and the enclosed proxy materials are first being sent or given to our stockholders is April 30, 2025. Although not part of this Proxy Statement, we are also providing our stockholders with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Voting Rights

We have two classes of common stock: Class A, which has one vote per share, and Class V, which has the number of votes equal to the number of limited liability company interests in Hawk Parent (“Post-Merger Repay Units”) (as adjusted pursuant to the Exchange Agreement to reflect the then-current conversion ratio of Post-Merger Repay Units into shares of Class A common stock, all as described in “Related Party Transactions-Hawk Parent Related Party Transactions”) held by such Class V holder at the time of such vote. The Class A common stock and Class V common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law or our organizational documents. There are no cumulative voting rights in connection with the election of directors.

The close of business on April 16, 2025, has been fixed as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, we had outstanding 94,163,789 shares of Class A common stock (including 4,943,240 shares of unvested restricted stock that have voting rights) and 15 shares of Class V common stock, representing 5,289,543 votes on behalf of Class V common stockholders. A summary of the voting shares as of the record date is as follows:

As of April 16, 2025

Class A common stock	94,163,789

Class V common stock/Post-Merger Repay Units	5,289,543

Total Common Shares Outstanding (Voting Power)	99,453,332

Quorum

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the meeting, present in attendance or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, or if you hold a share of Class V common stock, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote your shares at the Annual Meeting, provided you have properly pre-registered for the meeting. If you hold unvested shares of restricted stock granted under our equity incentive plan, you will be deemed to be a stockholder of record of those shares.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. In order to attend the Annual Meeting, you will need to provide proof of ownership, which may be uploaded during the registration process at the time you register. Because a beneficial owner is not the stockholder of record, you may not vote these shares during attendance at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. You will then need to upload the legal proxy during the registration process at the time you register to attend the Annual Meeting in order to receive the virtual control number which will allow you to vote your shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder or how many shares you own.

Attendance at the Virtual Annual Meeting

The Annual Meeting will be conducted completely online via the internet. Stockholders may attend and participate in the meeting by clicking on the link provided in your invite which will be delivered to you via email following registration. In order to participate in the Annual Meeting, you must register in advance at www.proxydocs.com/RPAY by June 11, 2025 at 11:59 p.m., Eastern Time.

We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Eastern Time, on June 12, 2025. Please allow ample time for online check-in, which will begin at 9:30 a.m., Eastern Time, on June 12, 2025.

Stockholders who participate in the virtual Annual Meeting by way of the website above or the link provided following registration will be considered to have attended the meeting “in person,” including for purposes of determining a quorum and counting votes.
By conducting our Annual Meeting completely online via the internet, we eliminate many of the costs associated with a physical meeting. In addition, we believe that a virtual meeting will provide greater access to those stockholders who want to attend and improve our ability to communicate more effectively with our stockholders during the meeting.
Stockholders as of our record date who attend and participate in our virtual Annual Meeting will have an opportunity to submit questions live via the internet during a designated portion of the meeting. These stockholders may also submit a question in advance of the Annual Meeting during the registration process. Only questions that are relevant to the matters presented at the Annual Meeting will be addressed during the Annual Meeting as deemed appropriate. Immediately following the Annual Meeting, we will hold a general Q&A regarding our business and our answers to appropriate questions received and not answered during the meeting will be made available on our investor website at investors.repay.com.

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact our Corporate Secretary at the Company’s address set forth in the 2025 Notice of Annual Meeting or by calling us at 404-504-7472.

Voting Methods

The procedures for voting are as follows:

Stockholder of Record. If you are a stockholder of record, you may vote during attendance at the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy via the internet. Whether or not you plan to attend the virtual

Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote during the Annual Meeting, even if you have already voted by proxy. The vote you cast during attendance will supersede any previous votes that you may have submitted.

•
Via the Internet: To vote through the internet, go to www.proxypush.com/RPAY and follow the onscreen instructions.
•
By Telephone: To vote by telephone, dial toll-free 866-509-2155 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your proxy card or voting instruction form.
•
By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•
During Attendance at the Annual Meeting: To vote during attendance at the Annual Meeting, attend and vote at the virtual Annual Meeting through the link provided following registration (you will need the virtual control number included on your proxy card to vote during the meeting).

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee, or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. In order to attend the Annual Meeting, you will need to provide proof of ownership, which may be uploaded during the registration process at the time you register. Because a beneficial owner is not the stockholder of record, you may not vote these shares during attendance at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. You will then need to upload the legal proxy during the registration process at the time you register to attend the Annual Meeting in order to receive the virtual control number which will allow you to vote your shares at the Annual Meeting. If you have properly submitted a legal proxy, you may vote at the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email to vote during the meeting).

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of eight directors for terms expiring at the 2026 Annual Meeting of Stockholders, (2) the approval, on an advisory basis, of the compensation of our named executive officers (as defined in this Proxy Statement), (3) the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and (4) such other business as may properly come before the Annual Meeting.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the eight nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

With regard to Proposal Two (Say-on-Pay Advisory Vote), the affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the compensation of our named executive officers (as defined in this Proxy Statement). Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, the

Board or the compensation committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

With regard to Proposal Three (Auditor Ratification), the affirmative vote of a majority of the votes cast is required to ratify the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025, the audit committee of the Board (the “Audit Committee”) will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interest of the Company.

Treatment of Voting Instructions

If you provide specific voting instructions, then your shares will be voted as instructed.

If you hold shares as the stockholder of record and submit a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR” all nominees listed in Proposal One, “FOR” the approval of the compensation of our named executive officers in Proposal Two, “ “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2025 in Proposal Three and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date, or (iv) voting your shares at the virtual Annual Meeting.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, then you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

Repay will bear the expense of preparing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, in person or by telephone, e-mail or facsimile transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expense.

Householding

Under the rules adopted by the SEC, only one copy of the notice of Internet availability and, if applicable, this Proxy Statement is being delivered to multiple stockholders residing at the same address unless the Company has received contrary instructions from one or more of the stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. If you are a stockholder who resides in the same household with another stockholder and you wish to receive a separate copy of the notice of Internet availability and, if applicable, proxy materials for each account, please contact your broker (if applicable) or direct your written request to our Corporate Secretary at our headquarters located at 3060 Peachtree Road NW, Suite 1100, Atlanta, Georgia 30305. Any stockholder making such request will promptly receive a separate copy of the relevant materials, and separate copies of all future relevant proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting your broker (if applicable) or our Corporate Secretary by mail as indicated above.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board is currently fixed at nine members. Each director’s term expires at the 2025 Annual Meeting. William Jacobs will be retiring from the Board and will not stand for re-election. As a result, the size of the Board will be reduced to eight members, upon his retirement. Each other director will be elected at the 2025 Annual Meeting to serve for a term of one year, or until his or her successor is elected and qualified. We previously disclosed that Peter J. Kight notified us that he planned to retire from the Board in connection with the 2025 Annual Meeting. Mr. Kight subsequently informed us that he would stand for re-election and the Board approved his nomination.

The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, then the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of Repay of the nominees for election as directors are set forth below.

Nominees for Election for Terms Expiring at the 2026 Annual Meeting of Stockholders

Shaler Alias President and Co-Founder, Director Age: 45 Committee Memberships: • None

Value to the Board:

We believe that Mr. Alias is well-qualified to serve as a member of our Board because of the experience that he brings as a co-founder as well as his knowledge of the payments industry.

Biographical Information:

Mr. Alias has served as our President and a director since the Business Combination. He co-founded REPAY LLC in 2006 and has served as its President since 2008. From its formation in September 2016 through the Business Combination, Mr. Alias served as a member of the board of directors of Hawk Parent. Mr. Alias has also been a member of the board of directors of Repay Holdings, LLC since its formation in September 2013. Mr. Alias served as Vice President of Sales of REPAY LLC from 2006 to 2008. Prior to 2006, Mr. Alias co-founded and served as Director of Sales and Marketing for Capital Recovery Solutions, a collection agency that served community banks and consumer finance lenders.

Paul R. Garcia Independent Director Age: 72 Committee Memberships: • Audit Committee • Compensation Committee	Value to the Board: We believe that Mr. Garcia is well-qualified to serve as a member of our Board due to his extensive experience in the payment services industry.

Biographical Information:

Mr. Garcia has served as a director since the Business Combination. Mr. Garcia served as chairman and CEO of Global Payments Inc. (NYSE:GPN) (“Global Payments”), a leading provider of credit card processing, check authorization and other electronic payment processing services, from June 1999 to May 2014. Mr. Garcia has served as a director of Deluxe Corporation (NYSE: DLX) since August 2020 and as a director of UnitedHealthGroup Incorporated (NYSE: UNH) since November 2021. Mr. Garcia also serves as a director of AssuranceAmerica Corporation. He previously served on the board of directors of The Dun & Bradstreet Corporation from May 2012 until February 2019, West Corporation from March 2013 until October 2017, Global Payments from February 2001 until May 2014, and Truist Financial Corp. and its predecessor SunTrust Banks, Inc. from August 2014 until October 2021.

Maryann Goebel Independent Director Age: 74 Committee Memberships: • Technology Committee (Chair)	Value to the Board: We believe that Ms. Goebel is well-qualified to serve as a member of our Board due to her extensive experience in the information technology industry.

Biographical Information:

Ms. Goebel has served as a director since the Business Combination. Ms. Goebel has been an IT management consultant, providing assessments and recommendations regarding IT management and coaching to chief information officers, since July 2012. Ms. Goebel has served as a director of Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ: SBCF), a bank holding company, since February 2014. She is also a member of Seacoast’s audit committee, enterprise risk management committee and information technology committee and chairs its compensation and governance committee. From June 2009 to July 2012, Ms. Goebel served as Executive Vice President and Chief Information Officer of Fiserv, Inc. (“Fiserv”) (NASDAQ: FISV), where she was responsible for all internal Fiserv IT systems, as well as IT infrastructure, operations, engineering and middleware services for clients who chose to outsource their processing to Fiserv. Ms. Goebel previously served on the Arts and Sciences Advisory Board of her alma mater, Worcester Polytechnic Institute. In 2017, Ms. Goebel was awarded the CERT Certificate in Cybersecurity Oversight by the NACD.

Robert H. Hartheimer Independent Director Age: 67 Committee Memberships: • Audit Committee (Chair) • Nominating and Corporate Governance Committee (Chair)

Value to the Board:

We believe that Mr. Hartheimer is well-qualified to serve on our Board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Biographical Information:

Mr. Hartheimer has served as a director since June 2018 (including service as a director of Thunder Bridge through the Business Combination). Mr. Hartheimer has been a financial services and bank regulatory consultant for the past 23 years currently with both his own firm and the Klaros Group as a Senior Advisor. In the past Mr. Hartheimer was a managing Director at Promontory Financial Group. In 2016 Mr. Hartheimer founded, along with three co-founders, Jasper, a U.S. based credit card issuer and he served various roles including Chief Regulatory and Compliance Officer until 2022. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, where he and a small team created the Division of Resolutions to analyze and sell failed banks. He went on to serve as the Director of that division and was responsible for the sale of 200 banks in four years. Mr. Hartheimer’s other past positions include over 14 years in senior roles at investment banks, including Merrill Lynch, Smith Barney and Friedman Billings Ramsey. In addition to Mr. Hartheimer’s service as a director of Repay, he is an independent director of CardWorks, a consumer lender and servicer, since 2017. Mr. Hartheimer is chairman of the audit committee and the compliance/risk committee of CardWorks. Mr. Hartheimer has been a director of ten U.S. companies in the last 28 years; six public companies, two private and two subsidiaries of public companies. These include three banks, one consumer lender and credit card servicer, two payments companies, three SPACs which successfully acquired businesses, one SPAC which terminated its business in December 2023 and one investment management business. In addition to his current role as chairman of two audit committees and one compliance/risk committee, he chaired audit Committees at five past companies and chaired compliance/risk committees at two companies.

Peter "Pete" J. Kight Independent Chairman Age: 69 Committee Memberships: • Nominating and Corporate Governance Committee (Chair) • Technology Committee	Value to the Board: We believe that Mr. Kight is well-qualified to serve as a member of our Board due to his extensive financial services, operational, management and investment experience.

Biographical Information:

Mr. Kight has been the Chairman of our Board since the Business Combination and previously served as the Executive Chairman of Thunder Bridge since June 2018. Mr. Kight has 35 years of industry experience. Mr. Kight previously served as a co-chairman and Managing Partner at Comvest Partners, a mid-market private investment firm, from 2010 to 2013, and then as a Senior Advisor at Comvest Partners from 2013 to 2015. He was the founder, chairman, and Chief Executive Officer of CheckFree Corporation (NASDAQ: CKFR), a provider of financial services technology, from 1981 until it was acquired by Fiserv (NASDAQ: FISV) in 2007. Mr. Kight then served as director and vice chairman of Fiserv following Fiserv’s acquisition of CheckFree from 2007 to 2012 (Vice Chairman from 2007 to 2010). Mr. Kight previously served as a director of Bill.com Holdings, Inc. (NYSE: BILL), a provider of software that digitizes and automates back-office financial operations, from May 2019 to January 2025 and as a director of indie Semiconductor, Inc. (NASDAQ: INDI), an Autotech solutions innovator, from June 2021 to June 2024. Mr. Kight previously served on the boards of directors of Akamai Technologies, Inc. (NASDAQ GS: AKAM), distributor of computing solutions and services, from 2004 to 2012, Manhattan Associates, Inc., (NASDAQ: MANH) a provider of supply chain planning and execution solutions, from 2007 to 2011, Kabbage, Inc., a technology-driven SME lending company, from 2015 to November 2017, Blackbaud, Inc. (NASDAQ: BLKB), a supplier of software and services specifically designed for nonprofit organizations, from 2014 to 2020, and Huntington Bancshares Incorporated (NASDAQ: HBAN), a regional bank holding company, from 2012 to 2020. He has been a Principal of Thunder Bridge Capital, LLC, since 2017. He holds more than a dozen patents and publications for electronic banking and payment systems.

John Morris Chief Executive Officer and Co-Founder, Director Age: 56 Committee Memberships: • None

Value to the Board:

We believe that Mr. Morris is well-qualified to serve as a member of our Board because of the experience that he brings as a co-founder as well as his over 20 years of experience in the payments industry.

Biographical Information:

Mr. Morris has served as our Chief Executive Officer and a director since the Business Combination. He co-founded REPAY LLC and has served as its Chief Executive Officer since 2010. From its formation in September 2016 through the Business Combination, Mr. Morris served as a member of the board of directors of Hawk Parent. Mr. Morris has also been a member of the board of directors of Repay Holdings, LLC since its formation in September 2013. From 1997 to 2008, Mr. Morris served as President of Security Check Atlanta, a check processing and recovery solutions company, until its acquisition by Payliance, where he served as Executive Vice President of Sales and Marketing prior to commencing his role as Chief Executive Officer of REPAY LLC. From 1994 to 1997, Mr. Morris served in several corporate finance positions for Bass Hotels and Resorts, including Director of Corporate Finance.

Emnet Rios Independent Director Age: 47 Committee Memberships: • Audit Committee • Technology Committee

Value to the Board:

We believe that Ms. Rios is well-qualified to serve as a member of our Board because of her extensive combined experience of leading the finance, HR and operations functions of high growth organizations and her background in both the financial services and technology industries.

Biographical Information:

Ms. Rios has served as a director since January 2022. Since July 2018, Ms. Rios has served as Chief Financial Officer of Digital Asset Holdings, LLC (“Digital Asset”), which designs and delivers distributed ledger technology products for the financial services, healthcare, supply chain and insurance industries. From July 2019 to January 2023, she also served as Chief Operating Officer of Digital Asset. From May 2016 to July 2018, Ms. Rios served as the Controller and Global Head of Operations of Digital Asset. Prior to joining Digital Asset, Ms. Rios served in various finance roles for NatWest Group (formerly the Royal Bank of Scotland) where she was heavily involved in the bank’s restructuring efforts following the 2008 global financial crisis. Earlier on, Ms. Rios spent over 5 years at IBM in various leadership roles from the firm’s corporate headquarters in New York.

Richard E. Thornburgh Independent Director Age: 72 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee

Value to the Board:

We believe Mr. Thornburgh is well-qualified to serve on our Board because of his familiarity with the capital markets and strategic transactions obtained through executive-level positions in investment banking and private equity, as well as his extensive experience in the financial services industry.

Biographical Information:

Mr. Thornburgh has served as a director since the Business Combination. Since December 2011, Mr. Thornburgh has served as a director of S&P Global, Inc. (NYSE: SPGI), a financial information and analytics company, where he serves as the chair of the board and chair of the executive committee and as a member of the compensation and leadership development committee and the nominating and governance committee. Mr. Thornburgh also serves as the chair of the board of directors of Jackson Hewitt Tax Service Inc., a company that provides assisted tax preparation services and related financial products and which is a portfolio company of Corsair Capital LLC. He has held this position since June 2018. He previously served as a director of Capstar Financial Holdings, Inc., a publicly-traded bank holding company, from December 2008 to December 2019, and Newstar Financial, a commercial finance company, from December 2006 until December 2017, both of which were portfolio companies of Corsair Capital, LLC during his service. In addition, from May 2006 to April 2018, Mr. Thornburgh served on the board of directors of Credit Suisse AG, a publicly traded global financial institution. He served as vice chairman of the board, chair of its risk committee, member of the audit and nominations and governance committees. From 1995 to 2005, he held a variety of executive and other board responsibilities at Credit Suisse Group AG, including Chief Financial Officer and Chief Risk Officer. Mr. Thornburgh was also the chairman of the board of directors of Credit Suisse Holdings USA from December 2015 to April 2018. Mr. Thornburgh is a Senior Advisor and member of the investment committee of Corsair Capital LLC, which he joined in 2006. He also previously served a director of Reynolds America Inc. from December 2011 until December 2015.

EXECUTIVE OFFICERS OF REPAY

Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the record date, position(s) with Repay and selected biographical information for our executive officers. The biographies of Messrs. Morris and Alias are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
John Morris	56	Chief Executive Officer and Co-Founder, Director
Shaler Alias	45	President and Co-Founder, Director
Naomi Barnett	34	Executive Vice President, Human Resources
Tyler B. Dempsey	51	General Counsel
David Guthrie	58	Chief Technology Officer
Jacob H. Moore	37	Executive Vice President, Consumer Payments
Timothy J. Murphy	43	Chief Financial Officer (through May 15, 2025)

Naomi Barnett has served as our Executive Vice President, Human Resources since March 2021. From January 2020 to March 2021, Ms. Barnett served as Vice President, Human Resources for REPAY LLC. Previously, Ms. Barnett served as Director, Human Resources of REPAY LLC from July 2018 to January 2020. Prior to joining REPAY LLC, Ms. Barnett was Director, Head of Human Resources, for Gold Star Mortgage Financial Group from October 2017 to July 2018. From June 2011 to September 2017, Ms. Barnett served in various human resources roles for Patriot National, Inc., including as Assistant Vice President, Human Resources, from May 2016 to September 2017.

Tyler B. Dempsey has served as our General Counsel since September 2019. Prior to joining us, Mr. Dempsey provided legal counsel and support to REPAY LLC for more than nine years as outside counsel at Troutman Sanders LLP (now Troutman Pepper Hamilton Sanders LLP), where he served as a Partner since 2008. Prior to joining Troutman Sanders, Mr. Dempsey was an attorney at King & Spalding LLP.

David Guthrie has served as our Chief Technology Officer since January 2022. Prior to joining us, Mr. Guthrie was the principal of Guthrie Technology Services, a technology advisory firm he founded in January 2017. During this time, he acted in executive and/or advisory roles for various technology-centric companies, including serving as the Chief Information Officer and Chief Information Security Officer of Sharecare, Inc., with oversight of security, IT systems and M&A assessments. Before establishing Guthrie Technology Services, he served as Executive Vice President and Chief Technology Officer of Premiere Global Services, Inc. (PGi) from February 2003 until December 2016. Earlier in his career, Mr. Guthrie was a member of the founding team of Medcast Networks, which was acquired by WebMD in 1999.

Jacob “Jake” H. Moore has served as our Executive Vice President, Consumer Payments since October 2022. From March 2020 to October 2022 Mr. Moore served as Executive Vice President, Corporate Development and Strategy. From January 2018 to March 2020, Mr. Moore served as the Head of Corporate Development for REPAY LLC. Previously, Mr. Moore served as Vice President, Corporate Development of REPAY LLC from January 2017 to December 2017. Before joining REPAY LLC, Mr. Moore was a private equity investment professional, serving as a Senior Associate at BlueArc Capital Management from May 2016 to January 2017 and as an Associate at Trinity Hunt Partners from March 2012 to June 2014. From 2010 to 2012, Mr. Moore was an investment banker in the Mergers and Acquisitions Group at SunTrust Robinson Humphrey.

Timothy “Tim” J. Murphy has served as our Chief Financial Officer since the Business Combination and as Chief Financial Officer of REPAY LLC since January 2014. On April 25, 2025, we announced that Mr. Murphy would resign from his position at the Company effective May 15, 2025. Mr. Murphy has been a member of the board of directors of Repay Holdings, LLC since September 2016. He oversees our financial operations including accounting, tax, corporate development, M&A, treasury, financial planning, reporting and investor relations. Prior to joining REPAY LLC, Mr. Murphy served as Director of Corporate Development for Amaya Gaming Group Inc. (now known as The Stars Group Inc.), a Canadian online and mobile gaming and interactive entertainment company, from January 2013 to January 2014. Mr. Murphy previously served as Director of Finance for Cadillac Jack, Inc., a company engaged in the design, development, and supply of electronic gaming machines, from August 2009 to December 2012. Mr. Murphy began his professional career as an investment banker at Credit Suisse.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interests of Repay and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our current Code of Ethics, Corporate Governance Guidelines and charters for the standing committees of the Board are available on our investor website at investors.repay.com under the heading “Corporate Governance.”

Set forth below is information regarding the meetings of the Board during 2024, a description of the Board’s standing committees and additional information about our corporate governance policies and procedures.

Committees and Meetings of the Board

Board Composition. Our business affairs are managed under the direction of the Board. The Board currently consists of nine members, seven of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. In connection with Mr. Jacobs’ planned retirement, the Board voted to reduce the number of directors to eight, upon his retirement.

Our Certificate of Incorporation provides that our Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of our Board provided that the number of directors constituting the whole Board shall not be more than 15. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

We previously entered into the Founders’ Stockholders Agreement (as defined in this Proxy Statement) that provides the parties thereto with certain director nomination rights. This agreement is described further in this Proxy Statement under “Related Party Transactions — Transactions with Related Persons — Post-Business Combination Agreements.”

Each of our officers serve at the discretion of our Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or officers.

Our Board consists of industry veterans and influential leaders in the financial services and payments industries. The table below portrays skills that are relevant to our business and strategy and demonstrates how each of our current directors brings extensive experience, deep industry knowledge, unique expertise and fresh perspective to the Board.

Board Diversity. While the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, diversity is a consideration in the director nominee process. The committee members generally conceptualize diversity expansively to include individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

Meetings of the Board. Our Corporate Governance Guidelines provide that directors should be prepared for and attend Board meetings and actively participate in Board discussions. The Board met nine times during the fiscal year ended December 31, 2024. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served. Our Corporate Governance Guidelines provide that directors are encouraged to make every effort to attend the annual meeting of the stockholders. All of our directors serving at the time attended our 2024 Annual Meeting.

Board Committees. Our Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee. The composition (as of the date hereof) and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board. Following the date of the 2025 Annual Meeting, we expect that Mr. Garcia will replace Mr. Jacobs as the Chair of the Compensation Committee.

	Audit	Compensation	Nominating and Corporate Governance	Technology
Committee Composition

Shaler Alias

Paul Garcia	Member	Member

Maryann Goebel				Chair

Bob Hartheimer	Chair		Chair

William Jacobs		Chair	Member

Pete Kight			Member	Member

John Morris

Emnet Rios	Member			Member

Dick Thornburgh		Member	Member

Audit Committee. The Audit Committee operates under a written charter, a copy of which is available on our investor website at investors.repay.com under the heading “Corporate Governance.” The committee is responsible for, among other things:

•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;
•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•
reviewing our policies on and oversees risk assessment and risk management, including enterprise risk management;
•
reviewing the adequacy and effectiveness of internal control policies and procedures and our disclosure controls and procedures; and
•
approving or, as required, pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee met four times during the fiscal year ended December 31, 2024. The current members of the Audit Committee are Paul R. Garcia, Robert H. Hartheimer and Emnet Rios. Robert H. Hartheimer currently serves as chairperson of the Audit Committee. Each of the members of our Audit Committee satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of Nasdaq. The Board has determined that Mr. Hartheimer is an “audit committee financial expert,” as that term is defined in SEC rules.

Compensation Committee. The Compensation Committee operates under a written charter, a copy of which is available on our investor website at investors.repay.com under the heading “Corporate Governance.” The committee is responsible for, among other things:

•
reviewing, approving and determining the compensation of our officers and key employees;
•
reviewing, approving and determining the compensation and benefits, including equity awards, to directors for service on our Board or any committee thereof;
•
administering our equity compensation plans;
•
reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans;
•
establishing and reviewing general policies relating to compensation and benefits of our employees; and
•
overseeing our employee relations and retention efforts and our general human capital management.

The Compensation Committee met five times during the fiscal year ended December 31, 2024. The current members of the Compensation Committee are Paul R. Garcia, William Jacobs and Richard E. Thornburgh. William Jacobs currently serves as chairperson of the Compensation Committee. Each of the members of our Compensation Committee meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq. For more information on the Compensation Committee, see “— Corporate Governance Policies — Consideration and Determination of Executive and Director Compensation.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our investor website at investors.repay.com under the heading “Corporate Governance.” The committee is responsible for, among other things:

•
identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;
•
evaluating the performance of our Board and of individual directors;
•
considering and making recommendations to our Board regarding the composition of our Board and its committees;
•
reviewing developments in corporate governance practices;
•
evaluating the adequacy of the corporate governance practices and reporting, including our corporate sustainability practices described below;
•
reviewing related person transactions; and
•
developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall work with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, the terms of the stockholder agreements, as well as the qualifications set forth in our Corporate Governance Guidelines. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our Board. Each director is expected to be an individual of high character, mature judgment and integrity. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers matters relating to the retirement of members, including term limits or age limits, as well as the director’s past attendance at meetings, participation in and contributions to the activities of the Board and Repay and other qualifications and characteristics set forth in the committee’s charter.

The Nominating and Corporate Governance Committee may engage a third party to conduct or assist with any evaluation of a Board candidacy. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to our Board those nominees whose specific qualities, experience and expertise will augment the current Board’s composition and whose past experience evidences that they will: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; (ii) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (iii) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (iv) adhere to our Code of Ethics.

The Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders on a substantially similar basis as it considers other nominees. If any stockholder wishes to recommend candidates directly to our Nominating and Corporate Governance Committee, such stockholder may do so by sending timely notice to the Secretary and otherwise in accordance with the terms of our bylaws and as described in “Stockholder Proposals” below. Such stockholder’s notice shall set forth certain information about the stockholder giving the notice and the nominee and other representations and certifications as set forth in our bylaws.

The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2024. The current members of the Nominating and Corporate Governance Committee are Robert H. Hartheimer, William Jacobs, Peter J. Kight and Richard E. Thornburgh. Effective February 1, 2025, Robert H. Hartheimer serves as chairperson of the Nominating and Corporate Governance Committee. Peter J. Kight served as the chairperson of the Nominating and Corporate Governance Committee during the fiscal year ended December 31, 2024 and through January 31, 2025. Each of the members of the Nominating and Corporate Governance Committee meet the requirements for independence under the applicable rules of Nasdaq.

Technology Committee. The Technology Committee operates under a written charter, a copy of which is available on our investor website at investors.repay.com under the heading “Corporate Governance.” Under the charter, the committee is responsible for, among other things:

•
managing the risks associated with information technology, information and data security, cybersecurity, data privacy, disaster recovery and business continuity;
•
establishing guidelines, policies, controls and procedures for monitoring and mitigating such technology risks;
•
reviewing technology risk reports with management with respect to corrective actions for deficiencies;

•
evaluating, and making recommendations to our Board regarding, the effectiveness of our risk assessment processes; and
•
reviewing, and making recommendations to our Board regarding, our technology strategy, budget and key initiatives, and our technology position relative to our competitors.

The Technology Committee met four times during the fiscal year ended December 31, 2024. The current members of the Technology Committee are Maryann Goebel, Peter J. Kight and Emnet Rios. Maryann Goebel currently serves as chairperson of the Technology Committee. Each of the members of our Technology Committee meet the requirements for independence under the under the applicable rules of Nasdaq.

Director Independence

Our Class A common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and Nominating and Corporate Governance Committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the Compensation Committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board has determined that Mses. Goebel and Rios and Messrs. Garcia, Hartheimer, Jacobs, Kight and Thornburgh are “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act. Messrs. Morris and Alias are not considered independent.

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional information about our corporate governance policies and procedures is set forth below:

Code of Ethics. Our Code of Ethics, which we refer to as the “Code of Ethics,” applies to all of our directors, officers and employees. The Code of Ethics is available on our investor website at investors.repay.com under the heading “Corporate Governance.” We intend to post any amendments to or any waivers from a provision of our Code of Ethics on our website.

Corporate Governance Guidelines. Our Board adopted the Repay Corporate Governance Guidelines, which give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Corporate Governance Guidelines reflect the Board’s commitment to effective corporate governance of Repay, with a view to enhancing long-term stockholder value. Topics addressed in the Corporate Governance Guidelines include:

•
role and responsibility of the Board;
•
independence of the Board;
•
director qualifications;
•
committees of the Board;
•
director orientation and continuing education;
•
expectations of directors;
•
limitations on other board service;
•
management succession planning;
•
evaluation of Board performance; and
•
communications with stockholders.

A copy of the Corporate Governance Guidelines is available on our investor website at investors.repay.com under the heading “Corporate Governance.”

Risk Management. Our management is responsible for day-to-day risk management of the company, subject to oversight by the Board and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.

The Board and its committees maintain an active role in risk oversight. The Board receives regular reports concerning our risk assessment and risk management from the Audit Committee, which meets periodically with our independent auditors, with our General Counsel and with management, to discuss the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to receiving regular reports from the Audit Committee related to financial risk exposures, the Board also reviews information regarding other risks through regular reports of its other committees, including information regarding compensation related risk from the Compensation Committee, governance related risk from the Nominating and Corporate Governance Committee and cybersecurity related risk from the Technology Committee. Risks related to environmental, social and governance matters are covered by each of our committees as appropriate, as described below under “Corporate Sustainability Matters.”

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks that we face.

Executive Sessions of Independent Directors. Our Corporate Governance Guidelines provide that the independent directors shall meet in executive session on a periodic basis but no less than twice per year. At executive sessions, our independent directors meet without management or any affiliated directors present. The Board believes that executive sessions foster free and open communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. In addition, the Compensation Committee has engaged an independent compensation consultant to advise regarding the status of Repay’s executive officer compensation in relation to comparable companies.

From time to time, the Compensation Committee may invite to its meetings any director, member of management and such other persons as it deems appropriate in order to carry out its responsibilities. Typically, Mr. Morris reviews the performance of senior management and make recommendations on compensation levels of our executive officers (other than himself), Mr. Dempsey advises the Compensation Committee on legal matters and prepares documents for the Compensation Committee’s consideration, and Ms. Barnett provides the Compensation Committee with details with respect to the operation of Repay’s various compensation and benefit plans. In addition, these officers answer questions posed by the committee.

The Board has adopted the Repay Holdings Corporation Equity Award Grant Policy (the “Award Grant Policy”) which establishes guidelines for the granting of stock options, restricted stock awards, restricted stock units and other equity incentive awards. Under the policy, the Board has delegated authority to Repay’s Chief Executive Officer to grant equity awards to employees other than executive officers, subject to the written guidelines set forth in the Award Grant Policy.

Under our Corporate Governance Guidelines, the compensation of independent directors is determined by the Board upon recommendation of the Compensation Committee. The guidelines further provide that non-employee directors are expected to receive a meaningful portion of their annual retainer in the form of equity. Employee directors are not paid additional compensation for their services as directors.

Restrictions on Short Sales or Speculative Transactions by All Directors and Employees (Anti-Hedging/Anti-Pledging). The Board believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of the Company and our securityholders or otherwise give the appearance of impropriety. Therefore, we adopted an insider trading policy, which generally prohibits our directors, officers, and employees, whether or not in possession of material non-public information from (i) trading in options, warrants, puts and calls or similar instruments on our securities, and (ii) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery).

In addition, we have adopted an insider trading policy which governs the purchase, sale and/or any other dispositions of our securities by the Company and our directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. Our insider trading policy discourages margin accounts and pledges. The policy generally prohibits our directors, officers, and employees, whether or not in possession of material non-public information, from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for a loan, without first obtaining pre-clearance.

Under the insider trading policy, our executive officers may only trade our securities during certain designated periods, as set out in our insider trading policy, and must obtain pre-clearance and approval prior to any transaction. All executive officers and directors are in compliance with this policy.

Committee Authority to Retain Independent Advisors. The charter of each of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Technology Committee provides that the committee has the authority to retain independent advisors, counsel, experts and consultants, with all fees and expenses paid by Repay.

Board Leadership Structure. The Board does not have a policy on whether the role of Chairperson of the Board and Chief Executive Officer should be separate or combined. Our current Board leadership structure separates the positions of Chief Executive Officer and Chairperson of the Board, with John Morris serving as our Chief Executive Officer and the independent Chairman position being held by Peter J. Kight. The Board believes that this separation is appropriate for the Company at this time because it allows for Mr. Morris to be primarily responsible for our operations and strategic direction and for Mr. Kight to be primarily focused on matters pertaining to corporate governance and strategic guidance. The Board will make future determinations regarding whether or not to separate the roles of Chair and Chief Executive Officer based on all then current facts and circumstances.

If the Chairperson of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” our Corporate Governance Guidelines provide that a “Lead Director” shall be elected annually by plurality vote of the independent directors, pursuant to a secret ballot, following nomination by the Nominating and Corporate Governance Committee. The Lead Director would help coordinate efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. A description of the position of Lead Director is set forth in Annex A to our Corporate Governance Guidelines, which is available on our investor website at investors.repay.com under the heading “Corporate Governance.”

Policy for Director Attendance at Annual Meetings. Under our Corporate Governance Guidelines, each director is expected to make every effort to attend each Annual Meeting of Stockholders.

Process for Stockholders to Send Communications to the Board. Our Corporate Governance Guidelines provide that any stockholder who wishes to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Secretary of the Company, 3060 Peachtree Road NW, Suite 1100, Atlanta, Georgia 30305, who will forward such communications to the appropriate party, or (2) sending an e-mail to corpsecretary@repay.com. Such communications may be done confidentially or anonymously.

Corporate Sustainability Matters

We believe corporate responsibility is deeply woven into our company culture and good governance at all levels provides a strong foundation for supporting and promoting the long-term interests of our stockholders. Our corporate sustainability initiatives have been guided by our desire to achieve operational excellence, generate long-term value for our stockholders, provide a good working environment for our employees and have a positive impact in our communities.

The Board plays a very important role in our sustainability governance, providing oversight of the strategy, operations, risks and management of the Company. The Nominating and Corporate Governance Committee is chartered with overall oversight of our strategy on corporate social responsibility and sustainability matters and approach, including related risks. We also have a Sustainability Working Group, consisting of internal and external resources, to assess the corporate sustainability factors related to our business. The Nominating and Corporate Governance Committee regularly engages with the Sustainability Working Group and executive management as corporate sustainability initiatives are identified and implemented. The Board maintains transparent communication with the Sustainability Working Group and the executive management team and receives regular updates and reports from the Nominating and Corporate Governance Committee.

As we grow and as corporate sustainability best practices evolve, we regularly evaluate our approach. Together with our executive management team, the Sustainability Working Group analyzes our business and identifies relevant sustainability factors for evaluation and disclosure. The analysis includes dialogue with certain of our institutional stockholders and review of the practices of our peer companies. We typically publicly release an annual Corporate Sustainability Report, which discusses our social responsibility and sustainability programs and practices. In May 2024, we provided an annual updated report that included detailed disclosures across our sustainability initiatives and continued to demonstrate alignment with the Sustainability Accounting Standards Board (SASB) Standards. A copy of our current Corporate Sustainability Report is available on the “Investors” page of our website, www.repay.com, under the “Corporate Governance” tab.

We plan to provide another update to the report at or around the time of the Annual Meeting in which we plan to highlight our sustainability-related developments in 2024 and to continue to ensure transparency in our approach to governing these matters. We will continue to evolve our corporate sustainability program in a manner that is beneficial to the Company and our stakeholders.

Board Evaluation Process

The Board believes that a continuous evaluation process allows it to assess its effectiveness and proactively identify gaps in desired skills and attributes represented on the Board. All of our directors must annually complete a form of directors’ and officers’ questionnaire, which ultimately enables the Board to enhance its overall effectiveness. Through the questionnaire, each director provides information that helps the Board verify and determine their independence, financial literacy, risk management experience, beneficial ownership interest of the Company’s outstanding common stock, and any possible conflict of interest in relation to the Company or its business. The contents of these questionnaires are reviewed by the Nominating and Corporate Governance Committee and summarized to the Board.

Each year, the Nominating and Corporate Governance Committee oversees a self-assessment process for the Board as a whole and each committee. Typically, each director is required to complete and submit an anonymous self-assessment questionnaire, which contains a series of statements that are designed to obtain the director’s opinions and comments regarding his or her individual performance and the performance of the Board and the committee(s) on which he or she serves. Alternatively, the self-assessment process has been conducted through an individual interview between our non-executive Chairman and each director. The results of the self-assessments are reviewed by the Nominating and Corporate Governance Committee and the other respective committees, and then discussed by the Board in executive session.

REPORT OF AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of Repay’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.repay.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2024 and particularly with regard to the audited consolidated financial statements as of December 31, 2024 and December 31, 2023 and for the three years ended December 31, 2024.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during the year ended December 31, 2024.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed and discussed with the independent auditors the critical audit matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements, and (2) involved the auditor’s especially challenging, subjective or complex judgments. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2024 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Submitted by the Audit Committee:

Robert H. Hartheimer, Chairperson

Paul R. Garcia

Emnet Rios

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our compensation programs, practices and objectives for our 2024 named executive officers (“NEOs”) listed below and discusses how the Compensation Committee arrived at the compensation decisions for 2024.

Name	Title
John Morris	Chief Executive Officer (“CEO”)
Timothy J. Murphy	Chief Financial Officer (through May 15, 2025)
David Guthrie	Chief Technology Officer
Jacob H. Moore	Executive Vice President — Consumer Payments
Tyler B. Dempsey	General Counsel

Executive Summary

2024 Business Highlights

In 2024, we continued to enhance the payment experience for our clients while driving value through the ongoing shift toward digital payment flows. Our commitment to innovation and efficiency translated into strong financial performance and operational achievements. As always, we remain focused on delivering long-term value for our shareholders. Highlights related to our results of operations and other achievements for the year ended December 31, 2024 include:

•
6% year-over-year gross profit growth
•
11% year-over-year Adjusted EBITDA growth
•
Improved Free Cash Flow Conversion to 75%, from 42% in 2023
•
Consumer Payments gross profit growth of approximately 3% year-over-year
•
Business Payments gross profit growth of approximately 40% year-over-year
•
Accelerated AP supplier network to over 360,000, an increase of approximately 40% year-over-year
•
Added 18 new integrated software partners to bring the total to 280 software relationships as of the end of 2024

“Adjusted EBITDA” and “Free Cash Flow Conversion” are non-GAAP financial measures. Please refer to Annex A to this Proxy Statement for reconciliations to GAAP measures and further information.

2024 Executive Compensation Highlights

Our solid 2024 financial performance relative to the rigorous goals established in connection with our annual cash incentive program resulted in an average payout of approximately 96% of target bonus for our NEOs. Conversely, our stock price performance in 2022, 2023 and 2024 has generally continued to lag the broader market and relevant indices. As a result, the performance stock units granted in 2022 for the three-year performance period ended December 31, 2024 were paid at approximately 57% of the target level. These factors have led to generally lower compensation for the NEOs than what was originally targeted by the Compensation Committee. Greater detail regarding the compensation of our NEOs and the link between compensation and performance can be found within the 2024 Summary Compensation Table and the Pay Versus Performance discussions below.

2024 CEO Compensation Highlights

Our CEO’s 2024 target total direct compensation remained the same as his 2023 target total direct compensation. As noted below, as part of the Compensation Committee’s annual review of the Company’s peer group, the Compensation Committee made some meaningful changes to the peer group used for 2024 compensation evaluation purposes. The primary rationale for the decision to not increase our CEO’s compensation was based on the Compensation Committee’s review of applicable data that indicated our CEO’s 2023 total compensation would place him within a competitive range of the median of the updated compensation comparison peer group for 2024. In addition, in keeping with a pay for performance philosophy, the Compensation Committee also considered that the Company’s stock price performance over the past few years has generally continued to lag the broader market and relevant indices. The Compensation Committee balanced this factor against the Company’s solid 2023 financial and operational performance, the CEO’s strong leadership of the Company and the Compensation Committee’s objective to remain competitive in attracting and retaining top executive talent while aligning realized compensation with Company performance. Additional detail with respect to a comparison between target compensation and realized compensation for our CEO is described in the following section.

CEO Realized Pay Versus Target Pay 2022- 2024

In keeping with our pay for performance philosophy, the Compensation Committee designed our compensation program to ensure that the realized value our executives receive is closely aligned with Company performance and stockholder value. Since 2022, our executives have led the Company to execute on our strategic objectives and grow our business. At the same time, our stock price performance has been below our Board’s and management’s goals and expectations. For example, the performance-based restricted stock units scheduled to vest in 2024 were paid at approximately 57% of the target level and the performance-based restricted stock units scheduled to vest in 2023 and 2022 were forfeited in full due to the Company not meeting threshold total stockholder return metrics. As a result, during the past three years, our CEO’s realized pay was materially lower than the target pay opportunity, as described in the following chart evidencing our pay-for-performance philosophy and alignment with stockholder interests:

Cumulative CEO Pay 2022 - 2024
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$21,454,666
66% Reduction
$7,310,871
Target Pay
Realized Pay

The following assumptions and calculations were used for purposes of the chart above:

•
Cumulative target pay for 2022-2024 includes base salary paid during each year, target annual incentive program (AIP) pay for each year, and target long-term equity incentives awarded as described in more detail throughout this section. Equity based awards are valued for this purpose at the target amount approved by the Compensation Committee.
•
Cumulative realizable pay for 2022-2024 includes base salary paid during each of the three years, actual AIP pay received for each year, and the value of shares vested during each year under long-term equity incentive awards. The base salary paid and AIP pay received for each year by our CEO are described in more detail in the Summary Compensation Table. The value of shares vested under long-term equity incentive awards to our CEO for this purpose were calculated by multiplying the total number of such shares by the closing price of our Class A common stock ($7.63) on December 31, 2024.

2024 Pay Mix and Target Total Compensation

The Compensation Committee strives to align our compensation program with short- and long-term Company performance objectives and stockholder value. We believe that our current executive compensation program emphasizes performance-based pay and reflects best practices to ensure sound corporate governance. The vast majority of NEO compensation is variable (93% of target compensation for our CEO and an average of 79% of target compensation for our other NEOs). In addition, our pay mix is heavily weighted in equity (87% of target compensation for our CEO and an average of 65% of target compensation for our other NEOs), which we believe closely aligns the interests of the NEOs with long-term stockholder value creation. The following charts show the mix of total target compensation in 2024 for our CEO and the average of all other NEOs.

While aiming for a pay mix focused on variable and performance-based vehicles and designed to attract, retain and motivate our NEOs, and following a review of peer companies and executive performance, the Compensation Committee approved executive pay at the following target levels for 2024:

Name	Base Salary ($)	% of Total	Target Short-Term Cash Incentive ($)	% of Total	Target Long-Term Equity Incentives ($)	% of Total	Total Target Compensation

John Morris	500,000	7%	500,000	7%	6,500,000	87%	7,500,000

Timothy J. Murphy	410,000	17%	307,500	12%	1,730,000	71%	2,447,500

David Guthrie	410,000	22%	307,500	16%	1,179,000	62%	1,896,500

Jacob H. Moore	369,000	21%	276,750	16%	1,100,000	63%	1,745,700

Tyler B. Dempsey	394,625	25%	197,313	12%	1,000,000	63%	1,630,000

Greater detail regarding the compensation of our NEOs can be found within the 2024 Summary Compensation Table.

Consideration of Stockholder Feedback on Executive Compensation

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed below in determining compensation policies. At the 2024 Annual Meeting, approximately 96% of the votes cast were in support of the compensation described in our 2024 proxy statement. The Compensation Committee interpreted this vote result as a general indication of support for our fiscal 2023 compensation program. Additionally, during our stockholder engagement sessions in 2023, investors did not express any material concerns with our executive compensation program. As such, the Compensation Committee did not make material changes to our overall compensation program in 2024, other than the change to the design of the performance-based equity awards so that a portion of such awards are based on an internal financial metric and the remaining continue to be based on relative total shareholder return.

Objectives of the Compensation Program

Our executive compensation program encompasses the overarching ideals of the Company as a whole. We value performance driven metrics and an astute workforce, and compensation decisions are made in support of the philosophy to pay for performance. The Compensation Committee believes this is best effectuated by designing compensation programs and policies to achieve the following primary objectives:

•
attract, retain and motivate our highly-talented executive team;
•
align the objectives and interests of our executives with those of our stockholders in order to increase overall value and output within the Company; and
•
promote the achievement of key financial and strategic milestones.

Attract and Retain Talented Executive Team

We operate in a highly competitive industry for talented executives. The Compensation Committee has designed our compensation program to attract, retain and motivate an executive team capable of maximizing the Company’s performance in both the short- and long-term. With our compensation program and policies, we aim to provide our NEOs with a total compensation package that is competitive with comparable positions at other companies with which we compete for talent.

Align Interests of Named Executive Officers and Stockholders

The following compensation policies and practices are designed to align the interests of our NEOs and our stockholders:

What We Do		What We Don’t Do
Heavy emphasis on variable and performance-based compensation	Engage an independent compensation consultant	No significant perquisites
Stock ownership guidelines	Fully independent compensation committee	No incentives that encourage excessive risk-taking
Anti-hedging/Anti-pledging policy	Capped annual and long-term incentive programs	No tax gross ups
Mix of short-term and long-term incentives and performance metrics	Double trigger change in control cash severance benefits and equity vesting	No guaranteed incentive payments
Annual risk assessments	Clawback policy

Promote the Achievement of Key Milestones

The Compensation Committee believes compensation should be linked to actual performance and individual contributions. The Compensation Committee has worked to create an environment where performance is expected and rewarded. Our compensation program is designed to provide significant performance-based compensation, including cash and equity compensation that is variable and based on our actual results and our executives’ individual performance, as compared to fixed or guaranteed compensation. As described in the description of pay mix above, the majority of our executives’ compensation is at-risk and subject to performance achievement. We have a history of holding our executives accountable when performance has not met the rigorous expectations we build into the executive compensation program.

Material Elements of Our Compensation Programs

Our compensation philosophy is supported by the following material compensation elements, which the Compensation Committee uses in determining the compensation of our NEOs:

Compensation Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provides a competitive fixed compensation relative to similar positions in the market and enables us to attract and retain highly skilled executive talent
Annual Cash Incentive Awards	Cash (Variable/at-risk)	Focuses executives on achieving annual financial and strategic goals that promote growth, profitability and returns, ultimately driving long-term stockholder value.
Long-Term Incentive Plan	Equity (Variable/at-risk)

Provides incentives for executives to reach long-term financial and strategic goals that drive stockholder value creation. Typically, our time-based awards vest over four years, and the performance period of our performance-based awards is three years.

Base Salary

Base salary generally provides an annual fixed compensation for our executives for the services they render during the year and is a standard element of compensation necessary to attract and retain high-level executive talent. All NEO employment arrangements require an annual review of base salary by the Compensation Committee, and annual increases may be made by the Compensation Committee on a discretionary basis. In making base salary decisions, the Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. When reviewing base salaries as part of the total target compensation, the Compensation Committee considers, among other factors, our contractual obligations under each NEO’s employment agreement, their respective role and responsibilities, their experience and contributions to our financial and operational success, the competitiveness of each NEO’s pay opportunity based on market data, and the totality of the executive’s individual performance.

Annual Performance-Based Cash Incentive Awards

Annual performance-based cash incentive awards are awarded under the Annual Incentive Plan (“AIP”). These awards are designed to encourage the achievement of various pre-determined financial performance goals for the Company and personal and department performance goals tied to each of the NEO’s roles at the Company. The design of the AIP provides that each NEO’s cash incentive opportunity will be expressed as a percentage of his base salary and earned based on performance results as compared to pre-established threshold, target and maximum goals. NEOs participate in the AIP at individual target levels set forth in their respective employment agreements, which currently range from 50% to 100% of base salary. The AIP has a maximum funding at 200% of the target level for over performance and 0% funding of the target level for performance below threshold performance.

Annual Performance-Based and Service-Based Equity Awards

Equity awards are a significant component of our NEO compensation. Under the terms of our Second Amended and Restated Omnibus Incentive Plan, effective as of April 19, 2024 (the “Second Amended and Restated Plan”), the Compensation Committee has the authority to annually grant equity to our NEOs, which it has done since the Business Combination. The Second Amended and Restated Plan is intended to recognize the contributions made to the Company by our employees and directors, to provide such persons with additional incentive to devote themselves to our future success, and to improve our ability to attract, retain, and motivate individuals upon whom our sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company.

In approving long-term equity incentives as part of the total target compensation, the Compensation Committee focuses on the nature of the NEO’s services and responsibilities, the NEO’s present and potential contribution to the Company’s success and such other factors it may deem relevant. The Compensation Committee also believes that linking the personal financial interests of our NEOs to the Company’s long-term performance discourages excessive risk taking and supports creation of sustainable stockholder value.

We typically grant annual equity awards to the NEOs at the regularly-scheduled meeting of the Compensation Committee held in the first quarter of the fiscal year to align the timing close to the annual performance evaluations of NEOs. The date of such meeting is set up approximately a year in advance and coincides with the Board’s review of year-end financial results. The grant date of the equity awards has historically been the date such award is approved by the Compensation Committee. Additional information concerning the timing of the equity awards granted to the NEOs in 2024 is set forth below in the section entitled “Named Executive Officers’ Compensation in 2024 – Annual Long-term Equity Incentives.” Equity awards may also be made by the Compensation Committee from time to time to incentivize and reward certain performance and to provide additional retention value, in accordance with the terms of our Award Grant Policy.

Process for Determining Named Executive Officers’ Compensation

Role of Compensation Committee

The Compensation Committee is comprised of independent, non-employee members of the Board and has the primary authority to determine our compensation philosophy and establish the compensation of our NEOs. In establishing our NEOs’ compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the CEO’s recommendations with respect to the other NEOs. The Compensation Committee’s specific authority and responsibilities are set forth in its charter, a copy of which is available on the “Investors” page of our website, www.repay.com.

The Compensation Committee has also engaged an independent compensation consultant to advise the Compensation Committee regarding the status of our NEOs’ compensation in relation to comparable companies. The Compensation Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of our executive compensation program throughout the year.

Role of Management

Management plays a significant role in the process of establishing executive compensation. The most significant aspects of management’s role are:

•
CEO evaluation of employee performance (other than for the CEO);
•
preparing information for Compensation Committee meetings;
•
recommending business performance targets and objectives;
•
providing background information regarding our strategic objectives; and
•
recommending salary levels and equity awards.

From time to time, the Compensation Committee may invite any director, member of management and such other persons as it deems appropriate to its meetings in order to carry out its responsibilities. Typically, our CEO reviews the performance of senior management and makes recommendations on compensation levels in accordance with our Award Grant Policy, and our Executive Vice President — Human Resources provides general support to the Compensation Committee, including providing details with respect to the operation of our various compensation and benefit plans. Our General Counsel advises the Compensation Committee on legal matters. The CEO and Executive Vice President – Human Resources present to the Compensation Committee the proposed individual goals for the NEOs and an analysis of the achievement of the goals approved by the Compensation Committee. In addition, these officers answer questions posed by the Compensation Committee. Also, the Board has delegated authority to our CEO to grant equity awards to employees other than executive officers, subject to certain parameters set forth in our Award Grant Policy.

The CEO recommends to the Compensation Committee annual base salaries, annual performance-based cash incentive awards and long-term or performance equity grants for the NEOs (other than the CEO). The Compensation Committee then evaluates each NEO, sets performance criteria for annual performance-based cash incentive awards, and makes long-term equity grants, if any. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards of the NEOs are within the sole discretion of the Compensation Committee.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain independent compensation consultants to provide counsel and advice. For 2024, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent advisor on executive and non-employee director compensation matters. FW Cook reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee assessed the independence of FW Cook in 2024 and whether any work provided by FW Cook raises any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and Nasdaq rules, and determined that FW Cook was independent.

As the Compensation Committee’s independent compensation consultant, FW Cook generally reviews and evaluates our executive compensation programs. FW Cook considers the objectives of our compensation programs and compares them to peer group companies (as discussed below) and best practices and consults the Compensation Committee on competitive compensation practices and trends. The Compensation Committee pre-approves any services to be provided by FW Cook. FW Cook assisted the Compensation Committee in establishing our compensation philosophy, determining our peer group and determining appropriate levels of compensation for our NEOs in 2024.

Market Survey Analysis

The Compensation Committee regularly reviews benchmarking and market surveys in order to ensure that our compensation is competitive with that of our peers. The Compensation Committee also considers analysis and surveys by third parties for comparative purposes in order to gain a better understanding of compensation practices and trends in the market.

Our compensation consultant provides the Compensation Committee with general market surveys and other information related to the general market for executive compensation, including best practices and emerging trends. Additionally, in 2024, FW Cook provided information derived from the proxy statements of our peer group of 17 companies, which includes publicly traded companies providing financial technology products and services with similar revenues, earnings and/or market capitalizations. With FW Cook’s assistance, the Compensation Committee updated the Company’s peer group to ensure that the Company’s revenues were within 10% of the peer group median. FW Cook also referred to another industry survey covering the broader technology industry as an additional market resource. The peer companies referred to for evaluation of our 2024 NEO compensation were as follows:

ACI Worldwide, Inc. Agilysys, Inc. AvidXchange Holdings, Inc. BigCommerce Holdings, Inc. BILL Holdings, Inc. Cass Information Systems, Inc.	Cantaloupe, Inc. EVERTEC, Inc. Flywire Corporation International Money Express, Inc. Mitek Systems, Inc. Model N, Inc.	Nuvei Corporation Olo Inc. Q2 Holdings, Inc. Synchronoss Technologies, Inc. Verra Mobility Corporation

As noted earlier, the Compensation Committee made fairly significant changes to this peer group from the peer group utilized for 2023 NEO compensation. The following companies were removed from last year’s peer group: BILL Holdings, Inc., Coupa Software Incorporated, EVO Payments, Inc. (which was acquired), Green Dot Corporation, i3 Verticals, Inc., Priority Technology Holdings, Inc., and Shift4 Payments, Inc. Based on relative size and other factors, the Compensation Committee believed that these companies were no longer appropriate benchmarks for executive pay.

The Compensation Committee reviewed compensation information from this peer group by comparable executive position and level to better understand the market for other participants for all aspects of compensation. In a review of the applicable data, the Compensation Committee sought to ensure that the overall compensation to our NEOs was competitive with industry standards and within a competitive range around median compensation levels at other companies of similar characteristics based on the executive’s position, level and job performance. The Compensation Committee took this evaluation into account in determining all elements of NEO compensation for 2024. The Compensation Committee annually evaluates the list of peer companies and will continue to make appropriate adjustments.

Named Executive Officers’ Compensation in 2024

Base Salary

Base salary represents annual fixed compensation and provides our NEOs with a level of compensation consistent with their experience, responsibilities and contributions in relation to comparable positions in the marketplace. The Compensation Committee met in February of 2024 to determine the base salaries for our NEOs for 2024 and determined that base salaries should be established as set forth in the table below. The Compensation Committee decided to increase base salaries by a modest amount for our NEOs (other than Mr. Morris) to retain executive officers in a highly competitive labor market for executive talent.

Base salaries for our NEOs at the end of fiscal 2024, compared to their base salaries in effect at the end of fiscal 2023, are set forth below:

Name	2024 Base Salary ($)	2023 Base Salary ($)	% Change

John Morris	500,000	500,000	0%

Timothy J. Murphy	410,000	400,000	2.5%

David Guthrie	410,000	400,000	2.5%

Jacob H. Moore	369,000	360,000	2.5%

Tyler B. Dempsey	394,625	385,000	2.5%

Annual Performance-Based Cash Incentives

For 2024, our NEOs were entitled under their employment agreements to participate in the AIP with the following targets, expressed as a percentage of base salary: Mr. Morris, 100%; Mr. Murphy, 75%; Mr. Guthrie, 75%; Mr. Moore, 75%; and Mr. Dempsey, 50%. These AIP targets are consistent with the target levels for those individuals in 2023.

The Compensation Committee establishes AIP targets during the first quarter of the fiscal year. The Compensation Committee’s philosophy is that the AIP target performance goals should match the Company’s internal operating plan approved by the Board. Individual performance results are also factored into the AIP opportunity. For fiscal year 2024, the Compensation Committee established the performance goals under the AIP, which are summarized as follows:

Performance Objective:	Adjusted EBITDA	Consumer Payments Business Unit Gross Profit	Individual Performance

Weighting among performance objectives (except for Mr. Moore)	75%	0%	25%

Weighting among performance objectives (for Mr. Moore)	35%	40%	25%

Threshold	$123.4 million	$176.4 million	50%

Target	$141.9 million	$202.7 million	100%

Maximum	$156.0 million	$223.0 million	200%

If actual performance of a financial metric does not meet the threshold, no award will be earned for that financial goal. If the actual performance of financial metric reaches the threshold, the award earned for that financial goal will be 50% of the target. The award earned for results between the threshold and the target and between the target and the maximum of 200% of the target is calculated using straight-line interpolation. The maximum incentive award for any NEO is 200% of his target bonus. The target performance goals under the 2024 AIP were set at an aggressive level above actual 2023 results that would require the Company to achieve the performance expected under its demanding operating plan. Therefore, although the Company reported a solid performance and growth across its business, the rigorous targets were not all met.

For 2024, Adjusted EBITDA was $140.8 million (resulting in a payout of 97% of the target for that objective) and Consumer Payments Business Unit Gross Profit was $193.1 million (resulting in a payout of 82% of the target for that objective). The Consumer Payments Business Unit Gross Profit metrics were established and calculated to exclude contributions from the Repay Clearing and Settlement (RCS) platform.

For purposes of determining the level of achievement in 2024 of each NEO for the portion of the AIP attributable to individual goals, the Compensation Committee reviewed each NEO’s level of achievement of specific objectives that were established in the first quarter of 2024. A summary of the categories and weighting of objectives for each NEO, as well as the Compensation Committee’s determination of the level of achievement, is set forth below.

Name	Objective Category — Description	Weighting	Achievement

John Morris	Business Units — Client and prospect meetings	25%	100%
	Strategic Planning — Business intelligence initiative and segment reporting	15%	75%
	Product — Evaluation of new payment modalities and sponsor bank relationships	5%	100%
	People/Talent — Executive succession planning and other hiring initiatives	15%	100%
	Investor Relations — Investor conferences, top shareholder meetings and related items	20%	100%
	Board Relations — Individual board member meetings	20%	100%

Timothy J. Murphy	Corporate Development and Strategy — Capital allocation and capital structure, M&A evaluation and support	25%	100%
	Treasury – Capital allocation, cash management and convertible debt liability management	20%	100%
	Financial Management – Free cash flow conversion metrics and cost savings initiative	20%	100%
	Investor Relations — Investor conferences and related items	15%	100%
	Accounting — Segment reporting, accounts payable, data automation and accounting systems close timing	10%	100%
	FP&A — Implementation of pricing, commission and cost controls	10%	50%

David Guthrie	Product & Engineering — Implementation of various product, platform and integration enhancements and upgrades	30%	100%
	People/Talent — Spending reductions	20%	100%
	Platforms — Migration of various legacy platforms	20%	100%
	Platform Engineering & Security — Various security enhancements and infrastructure improvements	20%	100%
	Budget — IT procurement savings initiatives	10%	100%

Jacob H. Moore	Client Relationship Management — Top client meetings	20%	100%
	New Client Development — New large client prospect efforts	20%	100%
	People/Talent — Sales executive hiring targets	15%	100%
	New Product Sales — Mortgage vertical sales and integration initiatives– Beta test metrics	15%	100%
	Strategic and Organizational — Refinement and implementation of client success management function	20%	100%
	Operational Performance — Review and analysis of client segmentation process	10%	100%

Tyler B. Dempsey	Outside Counsel — Legal spend management	20%	100%
	Legal/Compliance Department – Headcount management	20%	100%
	Client Contracting — Rollout of updated client contract	20%	100%
	Corporate Development — Support M&A efforts	20%	100%
	Contract Management — Development and implementation of updated contract review and signature authority policies	10%	100%
	Technology — Collaboration and evaluation of intellectual property protection strategy	10%	100%

In addition to a review of the specific objectives noted above, the Compensation Committee also reviewed other 2024 accomplishments for each NEO. For each NEO, the Compensation Committee decided that the achievement of the weighted objectives would establish the payout for the portion of the AIP attributable to individual goals as follows: Mr. Morris, 100%; Mr. Murphy, 95%; Mr. Guthrie, 100%; Mr. Moore, 100%; and Mr. Dempsey, 100%.

The target and actual annual performance-based incentives awards for each NEO under the 2024 AIP are detailed below:

Name	Target Bonus Opportunity ($)*	Total Payout %	Actual 2024 AIP Cash Bonus Awards ($)

John Morris	500,000	97.8%	488,750

Timothy J. Murphy	306,250	96.5%	295,531

David Guthrie	306,250	97.8%	299,359

Jacob H. Moore	275,625	91.6%	252,555

Tyler B. Dempsey	196,511	97.8%	192,089

* Based on salary received in 2024.

Annual Long-Term Equity Incentives

During 2024, we granted both time-based restricted stock awards and performance-based restricted stock unit awards to all NEOs under the Second Amended and Restated Plan (or its predecessor). For the NEOs, the Compensation Committee determined to make 50% of the annual equity award in time-based restricted stock and 50% in performance-based restricted stock units. In developing this mix of annual equity awards, the Compensation Committee balanced the objectives relating to achieving milestones and aligning interests with stockholders provided by the performance-based awards and the objectives relating to retention and share ownership provided by the time-based awards. Each of the time-based awards generally vests in equal annual installments over a four-year period on the anniversary of the grant date. The performance-based awards have a performance cycle over a three-year performance period beginning in the year of grant. While the performance-based awards cliff vest as of the end of the performance period (subject to Company performance), actual share distribution is subject to a short administration period following the end of the performance period to allow for Compensation Committee approval of achievement of the performance targets.

For the performance-based awards granted in 2024, the Compensation Committee granted 50% of the awards tied to each of two different performance metrics: an Adjusted EBITDA performance measure and a Total Shareholder Return (“TSR”) performance measure. The Adjusted EBITDA performance measure is designed to tie a portion of our NEO’s executive compensation to a key internal operational performance metric that measures management’s ability to drive profitable growth. The TSR performance measure is designed to further align the NEO’s interests with those of our stockholders. The 2024 performance-based award design reflects a change from prior years, when TSR was the sole performance measure for long-term equity grants. The Compensation Committee implemented this change to better align management incentives with long-term operational performance and to mitigate the impact of external market volatility on compensation outcomes. The Compensation Committee considered several potential financial metrics and noted that Adjusted EBITDA is also used as a performance objective under the short-term AIP. After careful consideration (including noting that the Company has consistently identified Adjusted EBITDA as its most important financial performance metric), the Compensation Committee concluded Adjusted EBITDA growth is the most appropriate internal financial metric for this purpose because it incentivizes our executive management team to both drive revenue growth and to carefully manage costs over the long-term, complementing the short-term nature of the AIP.

For the Adjusted EBITDA PSUs, the Compensation Committee established threshold, target and maximum Adjusted EBITDA growth rate goals in February 2024 for each of fiscal year 2024, fiscal year 2025 and fiscal year 2026. These pre-established growth rate goals will be applied to the prior year’s actual Adjusted EBITDA results. The target growth rate goal for fiscal year 2024 aligns with the Company’s internal operating plan approved by the Board. For fiscal year 2025 and fiscal year 2026, the target growth rate goals are based on a medium-term growth forecast that was presented to the Board in late 2023. This medium-term growth forecast reflects meaningful acceleration in growth rates when compared to the Company’s recent organic results (with normalization for the cyclicality associated with clients that focus on political advertising within our media vertical). The average of each of the three years’ annual achievement of goals (which may range from 0% to 200%) will determine the percentage of the Adjusted EBITDA PSU that is earned. Additional information with respect to the varying levels of performance and corresponding payout percentages is as follows:

Repay Adjusted EBITDA Year-over-Year Growth (all expressed as percentages)	Percent of Target Award Earned

75% premium to Target Growth Rate	200%

Target Growth Rate	100%

75% discount to Target Growth Rate	50%

More than 75% discount to Target Growth Rate	0%

For the TSR PSUs, TSR is defined as stock price appreciation assuming any dividends are reinvested on ex-dividend date. To mitigate against unusual volatility, the actual beginning and ending price for the performance period will reflect a 20-trading day average. The TSR performance will be measured against the Russell 2000 over the three year performance period. This benchmark provides for a robust comparator group, which mitigates against anomalies due to changes in the composition of the peer group over the performance period. TSR will be measured separately for Repay and each company in the comparator group. The percent of target award earned is based on the percentile rank of Repay’s TSR relative to the TSR of the members of the comparator group. The performance and percent of award earned is as follows:

Repay TSR Performance	Percent of Target Award Earned

75th percentile or higher	200%

50th percentile	100%

25th percentile	50%

Below 25th percentile	0%

The Compensation Committee evaluated potential changes to the terms of the TSR PSUs for 2024, including the rigor of the TSR performance goals and the possibility of a cap in the event of negative absolute TSR over the performance period. The Compensation Committee, with FW Cook’s assistance, concluded that the current terms of the TSR PSUs remain consistent with the prevailing practices among peer companies with whom Repay competes for executive talent. The Compensation Committee will continue to monitor evolving market trends and may consider changes to the TSR PSUs terms in the future.

For each Adjusted EBITDA PSU and TSR PSU, the award earned for results between any of 50%, 100% and 200% levels will be calculated using straight-line interpolation. In each case, the achievement of the performance goals for the performance-based equity awards granted in 2024 will be determined in early 2027.

In determining the size of the dollar value of annual equity awards granted, the Compensation Committee considered a variety of factors, including the desired equity mix and target total compensation. The actual number of equity awards granted is calculated by dividing the dollar value of the award by the closing price of our stock on the grant date. The dollar value of the awards granted in 2024 were generally consistent with those granted in 2023. In 2024, the grant date for the time-based restricted stock awards was February 19, 2024. Due to the limited share availability under the Company’s prior omnibus incentive plan at that time, the Compensation Committee decided to defer the grant of the performance-based restricted stock unit awards to the Company’s executive management team that would have otherwise been made in February 2024 as part of the annual equity grant program. Promptly following the approval of the Second Amended and Restated Plan by the Company’s stockholders on May 30, 2024, the Compensation Committee approved the grant of the performance-based restricted stock unit awards to the Company’s executive management team as part of the 2024 annual equity grant program of the Company and otherwise consistent with the Award Grant Policy. The annual grants of equity incentives were awarded to our NEOs in 2024 as provided below.

Name	Time-Based Restricted Stock	Performance- Based Restricted Stock Units (EBITDA)	Performance- Based Restricted Stock Units (TSR)

John Morris	408,291	167,525	167,526

Timothy J. Murphy	108,668	44,587	44,588

David Guthrie	74,057	30,386	30,387

Jacob H. Moore	69,095	25,350	28,351

Tyler B. Dempsey	62,814	25,773	25,773

Partial Payout of Fiscal 2022 Performance-Based Equity Awards

Each of our NEOs were granted performance-based restricted stock units (the “2022 PSUs”) on February 23, 2022. The 2022 PSUs had a three-year performance period ending on December 31, 2024. Vesting of the 2022 PSUs was subject to attainment of performance goals based upon relative TSR relative to the Russell 2000 Index. The target performance goal set for these awards was a relative TSR performance at the 50% percentile, and the threshold performance goal was a relative TSR performance at or above the 25% percentile.

The relative TSR Performance as of December 31, 2024 was as follows:

Performance Period	1/1/2022 – 12/31/2024

Performance Period Elapsed	100%

Repay TSR	(55.83)%

Repay Rank	1,177

Peer Count	1,647

Repay Percentile	28.55%

Current Payout	57.1%

The relative TSR percentile for the performance period was 28.55%. On February 21, 2025, the Compensation Committee approved this level of achievement of the 2022 PSUs, and each NEO was issued a number of shares of the Company’s Class A common stock equal to 57.1% of the NEO’s target award for the 2022 PSUs.

Other Important Compensation Policies Affecting the Named Executive Officers

Stock Ownership Guidelines

In 2020, the Compensation Committee adopted minimum ownership requirements for Company stock for the executive officers to align executive interests with stockholders. The ownership threshold for the CEO has been established as five times his annual base salary. The other executive officers must own equity equal to three times their base salary.

In 2019, the Compensation Committee adopted stock ownership guidelines for our non-employee directors. These guidelines require that directors own equity equal to five times the annual cash retainer within five years of appointment to the Board.

The following types of equity count towards compliance: beneficially owned shares (including shares or LLC units exchangeable for shares held by family members, trusts or similar indirect holdings), shares held in a 401(k) plan, unvested restricted stock or restricted stock units. Unearned performance shares and unexercised stock options do not count towards compliance with the guidelines.

Compliance with these guidelines will be reviewed annually by the Compensation Committee and the ownership thresholds must be achieved within five years of application of the policy. As of the date of the most recent annual review, each of our executive officers and directors was in compliance with these stock ownership guidelines (taking into account the five-year ramp-up period for executive officers and directors who joined the Company after the Business Combination).

Clawback Policy

On August 2, 2023, we adopted the Repay Holdings Corporation Clawback Policy (the “Clawback Policy”), effective as of October 2, 2023, ensuring compliance with all Dodd-Frank regulatory requirements. Among other things, the Clawback Policy generally requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three fiscal years immediately preceding any accounting restatement. The amount to be recovered will approximate the amount by which the executive’s incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results.

While the Clawback Policy applies to incentive compensation earned by or awarded to executives on or after October 2, 2023, the Second Amended and Restated Plan also includes a clawback provision, pursuant to which we may recover the unearned portion of cash-based or equity-based compensation granted under the Second Amended and Restated Plan in the event our financial statements are restated as a result of material noncompliance with financial reporting requirements. The look-back for this clawback covers any of the prior three fiscal years. This clawback provision applies to any officer of the Company in a position of executive vice president or above, which includes all of the NEOs.

Anti-Hedging and Anti-Pledging Policy

The Board believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of the Company and our securityholders or otherwise give the appearance of impropriety. Therefore, we adopted an insider trading policy, which generally prohibits our directors, officers, and employees, whether or not in possession of material non-public information from (i) trading in options, warrants, puts and calls or similar instruments on our securities, and (ii) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery).

In addition, our insider trading policy discourages margin accounts and pledges. The policy generally prohibits our directors, officers, and employees, whether or not in possession of material non-public information, from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for a loan, without first obtaining pre-clearance.

Under the insider trading policy, our NEOs may only trade our securities during certain designated periods, as set out in our insider trading policy, and must obtain pre-clearance and approval prior to any transaction. All NEOs and directors are in compliance with this policy.

Perquisites

We do not provide any material perquisites to our NEOs. Our NEOs are entitled to participate in our health, welfare and vacation benefits to the same degree that our other employees are entitled to participate.

Employment Agreements

We have entered into employment agreements with our executive officers, as described below. For Messrs. Morris and Murphy, these employment agreements were entered in connection with Business Combination. For Messrs. Dempsey and Guthrie, these employment agreements were entered into at the commencement of each individual’s employment. Mr. Moore’s employment agreement was entered into in connection with his promotion to Executive Vice President in 2020. None of the employment agreements with our NEOs were entered into or amended since our 2024 Annual Meeting of Stockholders.

Employment Agreement with Mr. Morris

On January 21, 2019, we entered into a three-year employment agreement with Mr. Morris, which sets forth the terms and conditions of his service as CEO. On March 1, 2021, the Company and Mr. Morris entered into the First Amendment to his employment agreement expand the scope of the non-compete provision to better align with the current description of our business. On March 1, 2022, the Company and Mr. Morris entered into the Second Amendment to his employment agreement to increase his individual target level for his annual performance-based cash bonus. Mr. Morris’ employment agreement currently provides for:

•
a base salary of at least $355,000 per year (and which is currently $500,000 per year);
•
an annual performance-based cash bonus with a target amount of 100% of his base salary based on the achievement of certain performance objectives established by the Compensation Committee;
•
the opportunity to participate in our employee benefit plans; and
•
automatic renewals for successive one-year periods unless either party provides written notice at least 90 days prior to the end of the applicable term.

Employment Agreement with Mr. Murphy

On January 21, 2019, we entered into a three-year employment agreement with Mr. Murphy, which sets forth the terms and conditions of his service as Chief Financial Officer. On March 1, 2021, Mr. Murphy’s employment agreement was amended to expand the scope of the non-compete provision to better align with the current description of our business and currently provides for:

•
a base salary of at least $275,000 per year(and which is currently $410,000 per year);
•
an annual performance-based cash bonus with a target amount of 75% of his base salary based on the achievement of certain performance objectives established by the Compensation Committee;
•
the opportunity to participate in our employee benefit plans; and
•
automatic renewals for successive one-year periods unless either party provides written notice at least 90 days prior to the end of the applicable term.

Employment Agreement with Mr. Guthrie

On January 20, 2022, we entered into an employment agreement with Mr. Guthrie, which sets forth the terms and conditions of his service as Chief Technology Officer. On March 20, 2023, Mr. Guthrie’s employment agreement was amended to increase his individual target level for his annual performance-based cash bonus and currently provides for:

•
a base salary of at least $350,000 per year (and which is currently $410,000 per year);
•
an annual performance-based cash bonus with a target amount of 75% of his base salary based on the achievement of certain performance objectives established by the Compensation Committee; and
•
the opportunity to participate in our employee benefit plans.

Employment Agreement with Mr. Moore

On April 1, 2020, we entered into a three-year employment agreement with Mr. Moore, which sets forth the terms and conditions of his service as Executive Vice President, Corporate Development and Strategy (now Executive Vice President, Consumer Payments). On March 1, 2021, Mr. Moore’s employment agreement was amended to (i) adjust his “deal bonus” amounts and (ii) expand the scope of the non-compete provision to better align with the current description of our business. On March 20, 2023, Mr. Moore’s employment agreement was further amended to increase his annual performance-based cash bonus target amount and to make other corresponding changes in accordance his new role as Executive Vice President, Consumer Payments (including removal of the “deal bonus” structure that was applicable in his role Executive Vice President, Corporate Development and Strategy). Mr. Moore’s employment agreement currently provides for:

•
a base salary of at least $206,000 per year (and which is currently $369,000 per year);
•
an annual performance-based cash bonus with a target amount of 75% of his base salary based on the achievement of certain performance objectives established by the Compensation Committee;
•
the opportunity to participate in our employee benefit plans; and
•
automatic renewals for successive one-year periods unless either party provides written notice at least 90 days prior to the end of the applicable term.

Employment Agreement with Mr. Dempsey

On September 1, 2019, we entered into a three-year employment agreement with Mr. Dempsey, which sets forth the terms and conditions of his service as General Counsel. On March 1, 2021, Mr. Dempsey’s employment agreement was amended to expand the scope of the non-compete provision to better align with the current description of our business and currently provides for:

•
a base salary of at least $350,000 per year (and which is currently $394,625 per year);
•
an annual performance-based cash bonus with a target amount of 50% of his base salary based on the achievement of certain performance objectives established by the Compensation Committee;
•
the opportunity to participate in our employee benefit plans; and
•
automatic renewals for successive one-year periods unless either party provides written notice at least 90 days prior to the end of the applicable term.

Termination Benefits under the Employment Agreements

Each of the NEO’s employment agreements also provide for severance benefits upon a termination of employment and certain restrictive covenants, including non-competition and non-solicitation covenants as described below.

Post-Termination Restrictions and Compensation

This section describes the post-employment benefits that each of our NEOs would be entitled to receive along with the restrictions each NEO would face in connection with various termination of employment and change-in-control scenarios. The Compensation Committee believes that our NEOs should be provided with reasonable severance benefits in the event a NEO is terminated under certain circumstances. Severance benefits for NEOs reflect the fact that the NEO may not be able to find reasonably comparable employment within a reasonable period of time following a termination. In addition, the Compensation Committee believes that certain post-termination benefits such as change in control payments will allow the NEOs to focus their time on potential transactions that may be beneficial to the Company, rather than have concern for their own employment prospects following a change in control.

Severance and Change in Control Benefits

Pursuant to the terms of the employment agreements for each of our NEOs, in the event of a termination of the executive’s employment by us without “Cause” (as defined in the agreements), by the executive for “Good Reason,” (as defined in the agreements), or a non-renewal by us, the executive is entitled to receive the following payments and benefits:

•
an amount equal to the sum of base salary and target annual bonus, payable in installments over the Severance Period (as defined below);
•
immediate vesting of all time-based equity awards that would have vested through the Severance Period;
•
all performance-based equity awards that remain outstanding and eligible to vest based on achievement of performance objectives through the Severance Period; and
•
outstanding stock options remain outstanding until the earlier of (i) the expiration of the Severance Period and (ii) the original expiration of the stock option.

The severance period is 18 months; provided that in the event such termination is on or within 24 months following a change in control or prior to and in anticipation of a change in control, the severance period is 30 months (such applicable period, the “Severance Period”). Such severance payments and benefits are subject to execution and non-revocation of a release of claims.

Pursuant to the terms of each NEOs employment agreements, in the event of a termination due to death or incapacity, our NEOs are entitled to the annual bonus that would have been paid had the executive remained employed until the end of the applicable bonus period.

In the event of any termination of employment, each of our NEOs are entitled to a lump sum equal to (i) any earned but unpaid base salary, (ii) any earned but unpaid annual bonus, (iii) any unreimbursed business expenses and (iv) vested and accrued employee benefits, if any, to which the executive is entitled under employee benefit plans (“Accrued Rights”).

Equity Award Treatment

The treatment of equity awards in the event of a termination of employment or change in control is governed by the employment agreements, the Second Amended and Restated Plan and the equity award agreements.

Upon a voluntary resignation for any reason other than good reason or termination for cause, an NEO would only be entitled to his respective Accrued Rights. Upon a termination without cause or a voluntary termination for good reason prior to a change in control, (i) all unvested restricted stock that would have vested through the Severance Period will vest, (ii) unvested performance share units will be vested on a pro rata basis with respect to the employment requirement (with the pro rata period including the Severance Period), and the payout of the prorated performance share units will remain subject to actual performance at the end of the performance period, and (iii) all unvested performance-based stock options with respect to which the employment requirement has not been satisfied will be vested on a pro rata basis with respect to the employment requirement (with the pro rata period including the Severance Period), and the payout of those prorated performance-based stock options, plus the performance-based stock options with respect to which the employment requirement had been satisfied previously, will continue to be eligible to vest subject to the performance requirements until the earlier of March 18, 2028 or the end of the Severance Period.

Upon death or disability prior to a change in control, (i) all unvested restricted stock will fully accelerate, (ii) unvested performance share units will be vested on a pro rata basis with respect to the employment requirement, and the payout of the prorated performance share units will remain subject to actual performance at the end of the performance period, and (iii) unvested performance-based stock options with respect to which the employment requirement has not been satisfied will be vested on a pro rata basis with respect to the employment requirement, and the payout of those prorated performance-based stock options, plus the performance-based stock options with respect to which the employment requirement had been satisfied previously, will continue to be eligible to vest subject to the performance requirements until March 18, 2028.

In the event of a change of control, unvested restricted stock will become fully vested if the successor to the Company does not assume or provide a substitute for the unvested shares under the awards and the holder remains employed as of such date. If the successor to the Company does assume or provide a substitute for the unvested restricted stock, the assumed or substitute award will remain outstanding subject to the same vesting requirements after the change in control for each holder who remains employed after the change in control. In the event of a change of control, if the successor to the Company does not assume or provide a substitute for the unvested TSR-based performance share units, the unvested TSR-based performance share units will vest as of the change in control based on actual performance up to the date of the change in control if the holder remains employed as of such date. If the successor to the Company does assume or provide a substitute for the unvested TSR-based performance share units, the unvested TSR-based performance share units will remain outstanding and subject to employment-based vesting with respect to the number of shares earned as of the date of the change in control determined based on actual performance up to the date of the change in control for holders who remain employed as of the date of the change in control. Unvested TSR-based performance share units that were granted to holders who terminated employment prior to the change in control and that remain outstanding as of the change in control also will vest as of the change in control based on actual performance up to the date of the change in control. In the event of a change of control, if the successor to the Company does not assume or provide a substitute for the unvested Adjusted EBITDA-based performance share units, the unvested Adjusted EBITDA-based performance share units will vest as of the change in control based on the original target level if the holder remains employed as of the date of the change in control. If the successor to the Company does assume or provide a substitute for the unvested Adjusted EBITDA-based performance share units, the unvested Adjusted EBITDA-based performance share units will remain outstanding and subject to employment-based vesting with respect to the original number of target shares for holders who remain employed as of the date of the change in control. Unvested Adjusted EBITDA-based performance share units that were granted to holders who terminated employment prior to the change in control and that remain outstanding as of the change in control also will vest as of the change in control based on the original target level. In the event of a change of control, if the successor to the Company does not assume or provide a substitute for the unvested performance-based options, the unvested performance-based stock options will vest in full as of the date of the change in control if the holder remains employed as of such date. If the successor to the Company does assume or provide a substitute for the unvested performance-based options, the unvested performance-based stock options will remain outstanding and subject to employment-based vesting with respect to all of such performance-based options for holders who remain employed as of the date of the change in control. Unvested performance-based options that were granted to holders who terminated employment prior to the change in control and that remain outstanding as of the change in control also will vest as of the change in control.

If the equity award remains outstanding after the change in control, all unvested restricted stock, unvested performance share units and unvested performance-based stock options will fully accelerate and vest after any adjustments described above in connection with the change in control upon a termination without cause or a voluntary termination for good reason or death or disability.

Non-Compete and Non-Solicitation Agreements

Each of our NEOs are prohibited, pursuant to their employment agreements, from soliciting our customers or vendors, or recruiting our employees for a period of 24 months following the separation date. In addition, each NEO has agreed to not, directly or indirectly, compete with Repay within the Restricted Territory, as defined in the NEO’s employment agreement, for a period of 24 months. Pursuant to the employment agreements, the NEOs are also prohibited from divulging or making use of any Confidential Information or Trade Secrets (as defined in the agreements) during the NEO’s employment and following cessation of employment with the Company for any reason.

Health and Insurance Plans

Pursuant to their employment agreements, our NEOs are entitled to participate in our health, welfare and vacation benefits to the same degree that our other employees are entitled to participate.

Retirement Benefits

We have established a qualified retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees, including our NEOs. The purpose of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. Eligible compensation under this plan is capped at Internal Revenue Code annual limits. The plan provides for matching contributions of 50% of participant deferrals, with a maximum annual employer contribution of 3% of a participant’s regular base pay. The matching contribution formula is applied on a payroll to payroll basis.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Additional Compensation Matters

Risk Assessment of Compensation Policies and Practices

The Compensation Committee and management work together to perform a risk assessment of our executive compensation programs on at least an annual basis to determine whether any risks arising from such programs and policies are reasonably likely to have a material adverse effect on the Company. The Compensation Committee discusses this assessment with management and the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

During 2024, we assessed the risks associated with our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Because our compensation programs put a heavy emphasis on performance-based incentives, we strive to ensure that such incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. The Compensation Committee believes that our compensation programs do not encourage excessive risk taking but instead encourage behaviors that support sustainable value creation for the Company and our stockholders. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards.

Impact of Accounting and Tax Treatment of Compensation

The Compensation Committee regularly considers the various tax and accounting implications when designing our executive compensation programs. When determining the amount of long-term incentives and equity grants to certain executives and employees, the compensation committee considers and reviews the compensation costs associated with such grants.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during any taxable year. While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes. We intend to design our executive compensation arrangements to be consistent with the interests of our stockholders. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code, therefore, some amounts paid under our compensation programs may not be deductible as the result of Section 162(m).

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to our NEOs for all services rendered in all capacities to the Company, or any of our subsidiaries, for the last three completed fiscal years.

Name and principal position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Option awards ($)(3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)

John Morris	2024	500,000	—	7,615,714	—	488,750	10,350	8,614,814
Chief Executive Officer	2023	500,000	—	7,952,685	—	457,875	12,020	8,922,581
	2022	475,833	—	5,499,988	—	113,010	12,200	6,101,031

Tim Murphy	2024	408,333	—	2,026,951	—	295,531	8,500	2,739,315
Chief Financial Officer	2023	397,500	—	1,940,451	749,997	273,902	11,233	3,373,083
[through May 15, 2025]	2022	368,042	—	1,585,987	—	65,558	12,200	2,031,787

David Guthrie	2024	408,333	—	1,381,369	—	299,359	4,075	2,093,137
Chief Technology Officer	2023	391,667	—	1,345,836	749,997	258,229	9,119	2,754,847
	2022	331,603	—	810,167	—	41,450	—	1,183,220

Jacob H. Moore	2024	367,500	—	1,288,814	—	252,555	9,188	1,918,056
Executive Vice President,	2023	389,616	—	1,223,490	499,994	267,543	8,240	2,388,884
Consumer Payments	2022	218,017	—	479,984	—	135,574	12,200	845,775

Tyler Dempsey	2024	393,021	—	1,171,644	—	192,089	10,350	1,767,104
General Counsel	2023	383,250	—	1,162,311	499,994	176,774	13,200	2,235,530
	2022	370,417	—	859,989	—	46,302	9,363	1,286,070

(1)
Amounts reflect annual base salary paid for the fiscal year.
(2)
Stock awards were in the form of time-based restricted stock and performance-based restricted stock units. Amounts shown above are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value of performance-based restricted stock units granted in 2024 and 2023 is estimated using the Monte Carlo simulation. The grant date fair value of performance-based restricted stock units granted in 2022 was based on the quoted market value of the Company’s class A common stock on the grant date. For a discussion of the assumptions made in such valuation, see Note 2 to our audited financial statements for the fiscal year ended December 31, 2024, included in our 2024 Form 10-K. Assuming achievement of the highest level of performance under the performance-based restricted stock unit awards (200% of the target), the value of the 2024 time-based restricted stock and performance-based vested restricted unit awards, based on the closing price of our Class A common stock on the applicable grant dates, would be as follows: Mr. Morris, $9,749,986; Mr. Murphy, $2,594,992; Mr. Guthrie, $1,768,490; Mr. Moore $1,649,996; and Mr. Dempsey, $1,499,992;.
(3)
Option awards in 2023 were in the form of performance-based stock options. Amounts shown above are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in such valuation, see Note 2 to our audited financial statements for the fiscal year ended December 31, 2024, included in our 2024 Form 10-K.
(4)
Represents annual performance-based cash incentives.
(5)
Amounts reflect matching contributions made by the Company to NEO’s 401(k) plan account.

Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of annual incentive awards to the NEO during the fiscal year ended December 31, 2024. The non-equity awards were made under program terms and performance objectives approved by the Compensation Committee for annual cash bonuses for the NEO under each of their respective employment agreements. The equity awards were made under the Second Amended and Restated Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award (2)			Estimated Future Payouts Under Equity Incentive Plan Award (3)			All Other Stock	All Other Option		Grant
Name (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#) (4)	Awards: Number of Securities Underlying Options (#)	Exercise Price of Options Awards ($/sh)	Date Fair Value of Stock and Option Awards ($) (5)

John Morris
AIP	2/19/2024	250,000	500,000	1,000,000
RSA	2/19/2024							408,291			3,249,996
PSU - EBITDA	5/30/2024				83,763	167,525	335,050				1,624,993
PSU - TSR	5/30/2024				83,763	167,526	335,052				2,740,725

Tim Murphy
AIP	2/19/2024	153,125	306,250	612,500
RSA	2/19/2024							108,668			864,997
PSU - EBITDA	5/30/2024				22,294	44,587	89,174				432,494
PSU - TSR	5/30/2024				22,294	44,588	89,176				729,460

David Guthrie
AIP	2/19/2024	153,125	306,250	612,500
RSA	2/19/2024							74,057			589,494
PSU - EBITDA	5/30/2024				15,193	30,386	60,772				294,744
PSU - TSR	5/30/2024				15,194	30,387	60,774				497,131

Jacob H. Moore
AIP	2/19/2024	137,813	275,625	551,250
RSA	2/19/2024							69,095			549,996
PSU - EBITDA	5/30/2024				14,175	28,350	56,700				274,995
PSU - TSR	5/30/2024				14,176	28,351	56,702				463,822

Tyler Dempsey
AIP	2/19/2024	98,255	196,510	393,021
RSA	2/19/2024							62,814			499,999
PSU - EBITDA	5/30/2024				12,887	25,773	51,546				249,998
PSU - TSR	5/30/2024				12,887	25,773	51,546				421,646

(1)
“AIP” refers to performance-based cash incentive awards under the 2024 AIP. “PSU” refers to performance-based restricted stock units awarded under the Second Amended and Restated Plan. “RSA” refers to time-based restricted stock awarded under the Second Amended and Restated Plan.
(2)
The amounts shown reflect the threshold, target and maximum annual cash incentive opportunities under our 2024 AIP approved by the Compensation Committee.
(3)
Represents grants of PSUs to each NEO during 2024. The TSR-based PSUs are earned, if at all, based on our TSR performance after a three-year performance period relative to the TSR over the same performance period for the companies in the Russell 2000 Index. The Adjusted EBITDA-based PSUs are earned, if at all, based on Adjusted EBITDA for each of the three years of the performance period. Additional information regarding the terms of the PSUs is set forth in the “Compensation Discussion and Analysis” above.
(4)
RSAs represent grants of RSAs to each NEO during 2024. These RSAs will generally vest in equal annual installments over a four-year period. Additional information regarding the terms of the RSAs is set forth in the “Compensation Discussion and Analysis” above.
(5)
Amounts shown are the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in such valuation, see Note 2 to our audited financial statements for the fiscal year ended December 31, 2024, included in our 2024 Form 10-K.

Narrative Disclosure to Summary Executive Compensation Table and Grants of Plan-Based Awards Table

For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each NEO outstanding as of the end of our last completed fiscal year.

		Option Awards					Stock Awards

Name	Grant Date	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (3) (4)

John	2/24/2021						25,996	198,349
Morris	2/23/2022						82,188	627,094	164,375	(4)	1,254,181
	3/19/2023						397,635	3,033,955	530,179	(5)	4,045,266
	2/19/2024						408,291	3,115,260
	5/30/2024 - EBITDA								167,525	(6)	1,278,216
	5/30/2024 - TSR								167,526	(6)	1,278,223

Tim	2/24/2021						8,704	66,412
Murphy	2/23/2022						23,700	180,831	47,399	(4)	361,654
	3/19/2023	88,339		198,868	6.13	3/18/2030	97,023	740,285	129,363	(5)	987,040
	2/19/2024						108,668	829,137
	5/30/2024 - EBITDA								44,587	(6)	340,199
	5/30/2024 - TSR								44,588	(6)	340,206

David	2/23/2022						12,107	92,376	24,213	(4)	184,745
Guthrie	3/19/2023	88,339		198,868	6.13	3/18/2030	67,293	513,446	89,722	(5)	684,579
	2/19/2024						74,057	565,055
	5/30/2024 - EBITDA								30,386	(6)	231,845
	5/30/2024 - TSR								30,387	(6)	231,853

Jacob H.	2/24/2021						2,627	20,044
Moore	2/23/2022						7,173	54,730	14,345	(4)	109,452
	3/19/2023			132,578	6.13	3/18/2030	61,175	466,765	81,566	(5)	622,349
	2/19/2024						69,095	527,195
	5/30/2024 - EBITDA								28,350	(6)	216,311
	5/30/2024 - TSR								28,351	(6)	216,318

Tyler	2/24/2021						4,625	35,289
Dempsey	2/23/2022						12,851	98,053	25,702	(4)	196,106
	3/19/2023	58,892		132,578	6.13	3/18/2030	58,116	443,425	77,487	(5)	591,226
	2/19/2024						62,814	479,271
	5/30/2024 - EBITDA								25,773	(6)	196,648
	5/30/2024 - TSR								25,773	(6)	196,648

(1)
These represent performance-based stock options granted in 2023. The terms of the performance-based stock options provide that they vest and become exercisable in three separate tranches as follows: (a) 31% shall vest and become exercisable on the later of (i) March 19, 2024 and (ii) the date on which the closing price per share of Class A common stock has equaled or exceeded $10.00 for any consecutive 20 day trading period ending on or prior to March 18, 2028; (b) 32% shall vest and become exercisable on the later of (i) March 19, 2025 and (ii) the date on which the closing price per share of Class A common stock has equaled or exceeded $14.50 for any consecutive 20 day trading period ending on or prior to March 18, 2028; and (c) 37% shall vest and become exercisable on the later of (i) March 19, 2026 and (ii) the date on which the closing price per share of Class A common stock has equaled or exceeded $19.54 for any consecutive 20 day trading period ending on or prior to March 18, 2028. The first tranche of the performance-based stock options vested on April 9, 2024.
(2)
These represent time-based RSAs of our Class A common Stock. The RSAs vest in equal annual installments over a four-year period on the anniversary of the grant date. Additional information regarding the terms of the RSAs is set forth in the “Compensation Discussion and Analysis” above.
(3)
Based on the closing price of our Class A common stock ($7.63) on December 31, 2024.
(4)
These represent PSUs granted in 2022. The PSUs are earned, if at all, based on our TSR performance after a three-year performance period ending December 31, 2024 relative to the TSR over the same performance period for the companies in the Russell 2000 Index. Additional information regarding the terms of the PSUs is set forth in the “Compensation Discussion and Analysis” above. The number of PSUs in this table is based on assumed achievement at the “target” level payout of 100%. However, on February 21, 2025, the Compensation Committee determined that the TSR performance thresholds were met at a 57.1% payout level, and each NEO was issued a number of shares of the Company’s Class A common stock equal to 57.1% of the NEO’s target award for the 2022 PSUs and the remaining 2022 PSUs were forfeited.
(5)
These represent PSUs granted in 2023. The PSUs are earned, if at all, based on our TSR performance after a three-year performance period ending December 31, 2025 relative to the TSR over the same performance period for the companies in the Russell 2000 Index. Additional information regarding the terms of the PSUs is set forth in the “Compensation Discussion and Analysis” above. The number of PSUs in this table is based on assumed achievement at the “target” level payout of 100%.
(6)
These represent PSUs granted in 2024. The Adjusted EBITDA-based PSUs are earned, if at all, based on Adjusted EBITDA for each of the three years during the performance period ending December 31, 2026. The TSR-based PSUs are earned, if at all, based on our TSR performance after a three-year performance period ending December 31, 2026 relative to the TSR over the same performance period for the companies in the Russell 2000 Index. Additional information regarding the terms of the PSUs is set forth in the “Compensation Discussion and Analysis” above. The number of PSUs in this table is based on assumed achievement at the “target” level payout of 100%.

Option Exercises and Stock Vested Table

The following table sets forth information concerning the exercise of all stock options and vesting of all stock awards on an aggregated basis for each NEO during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

John Morris			227,794	2,252,816

Tim Murphy			61,985	606,690

David Guthrie			28,483	289,525

Jacob H. Moore	58,892	113,374	29,091	293,943

Tyler Dempsey			36,508	359,290

(1)
Represents the number of shares underlying stock options exercised multiplied by the difference between the closing price of our Class A common stock on the exercise date and the exercise price of the stock options.
(2)
Represents the number of shares of time-based restricted stock awards vested multiplied by the closing price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change-In-Control

Pursuant to the terms of the employment agreements for each NEO, in the event of a termination of the executive’s employment by us without “Cause” (as defined in the agreements), by the executive for “Good Reason,” (as defined in the agreements), or a non-renewal by us, the executive is entitled to receive the following payments and benefits:

•
An amount equal to the sum of base salary and target annual bonus for each fiscal year during the Severance Period (as defined below), payable in installments;
•
Immediate vesting of all time-based equity awards that would have vested through the Severance Period;
•
All performance-based equity awards remain outstanding and eligible to vest based on achievement of performance objectives through the Severance Period; and
•
Outstanding stock options remain outstanding until the earlier of (i) the expiration of the Severance Period and (ii) the original expiration of the stock option.

Pursuant to the terms of the Performance-Based Non-Qualified Stock Option Award Agreements, for each NEO, in the event of a termination of the executive’s employment by us without “Cause” (as defined in the agreements), by the executive for “Good Reason,” (as defined in the agreements), the Stock Options outstanding (i) shall become vested with respect to the service-based vesting requirements applicable to the Stock Options, if not satisfied previously, notwithstanding the termination of the NEO’s employment with the Company, with respect to those Stock Options that would have satisfied the service-based vesting requirements applicable to the Stock Options had the NEO remained employed with the Company through the Severance Period and the NEO, and (ii) such Stock Options, plus any of the NEO’s Stock Options with respect to which the service-based vesting requirements applicable to the Stock Options were satisfied previously, shall remain outstanding and eligible to become vested and exercisable on satisfaction of the performance-based vesting requirements applicable to such Stock Options prior to the earlier of the end of the Performance Period and the Severance Period on the same basis that such Stock Options would have become vested and exercisable had the NEOs employment with the Company not terminated prior to the earlier of the end of the Performance Period and the Severance Period.

The severance period is 18 months; provided that in the event such termination is on or within 24 months following a change in control or prior to and in anticipation of a change in control, the severance period is 30 months (such applicable period, the “Severance Period”). Such severance payments and benefits are subject to execution and non-revocation of a release of claims.

Pursuant to the terms of the employment agreements, in the event of a termination due to death or incapacity, each NEO is entitled to the annual bonus that would have been paid had the executive remained employed until the end of the applicable bonus period.

In the event of any termination of employment, each NEO is entitled to a lump sum equal to (i) any earned but unpaid base salary, (ii) any earned but unpaid annual bonus, (iii) any unreimbursed business expenses and (iv) vested and accrued employee benefits, if any, to which the executive is entitled under employee benefit plans.

For additional information concerning our executive compensation, see “Compensation Discussion and Analysis” above.

The following table shows the value to the NEOs of hypothetical benefits and payments provided upon termination as of December 31, 2024 under the Company’s policies and programs. The value of the acceleration of time-based equity awards and performance-based equity awards are calculated based on the $7.63 closing price of our Class A common stock on December 31, 2024.

Name	Payment and/or Benefit	Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason or Non- Renewal ($)	Termination Without Cause or for Good Reason or Non- Renewal Upon Change in Control ($) (1)	Incapacity	Death

John	Base Salary	—	—	750,000	1,250,000	—	—
Morris	Annual Bonus (2)	488,750	488,750	1,238,750	1,738,750	488,750	488,750
	Acceleration of Time-Based Equity Awards	—	—	4,405,707	6,974,659	6,974,659	6,974,659
	Acceleration of Performance-Based Equity Awards(3)	—	—	6,209,061	6,602,766	3,859,565	3,859,565
	Acceleration of Performance-Based Stock Option Awards	—	—	—	—	—	—

Tim	Base Salary	—	—	615,000	1,025,000	—	—
Murphy	Annual Bonus (2)	295,531	295,531	756,781	1,064,281	295,531	295,531
	Acceleration of Time-Based Equity Awards	—	—	1,155,335	1,816,665	1,816,665	1,816,665
	Acceleration of Performance-Based Equity Awards(3)	—	—	1,589,956	1,694,742	990,799	990,799
	Acceleration of Performance-Based Stock Option Awards	—	—	—	298,302	—	—

David	Base Salary	—	—	615,000	1,025,000	—	—
Guthrie	Annual Bonus(2)	299,359	299,359	760,609	1,068,109	299,359	299,359
	Acceleration of Time-Based Restricted Stock Awards	—	—	717,197	1,170,877	1,170,877	1,170,877
	Acceleration of Performance- Based Restricted Stock Unit Awards(3)	—	—	1,058,747	1,130,159	646,943	646,943
	Acceleration of Performance-Based Stock Option Awards	—	—	—	298,302	—	—

Jacob H.	Base Salary	—	—	553,500	922,500	—	—
Moore	Annual Bonus (2)	252,555	252,555	667,680	944,430	252,555	252,555
	Acceleration of Time-Based Equity Awards	—	—	649,542	1,068,734	1,068,734	1,068,734
	Acceleration of Performance-Based Equity Awards(3)	—	—	937,551	1,004,178	558,117	558,117
	Acceleration of Performance-Based Stock Option Awards	—	—	—	198,867	—	—

Tyler	Base Salary	—	—	591,938	986,563	—	—
Dempsey	Annual Bonus (2)	192,089	192,089	488,058	685,370	192,089	192,089
	Acceleration of Time-Based Equity Awards	—	—	668,586	1,056,038	1,056,038	1,056,038
	Acceleration of Performance-Based Equity Awards(3)	—	—	929,777	990,346	577,404	577,404
	Acceleration of Performance-Based Stock Option Awards	—	—	—	198,867	—	—

(1)
Assumes a change in control occurred on December 31, 2024, immediately followed by the executive’s termination.
(2)
Amount includes 2024 AIP bonus because, under executive employment agreements, such bonus is deemed earned if the executive is employed on December 31, 2024.
(3)
Assumes TSR performance thresholds from third party calculation of actual performance through December 31, 2024.

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, we are required to disclose the median annual total compensation of all the Company’s employees, the total compensation of our CEO and the ratio of those two amounts. The pay ratio set forth below is a reasonable estimate and has been calculated in a manner consistent with SEC rules and based on the methodology described below. The SEC rules for identifying median employees allow companies to use a variety of methodologies. As a result, the pay ratio reported by others may not be comparable to our reported pay ratio. For the year ended December 31, 2024:

•
the total compensation for our median employee was $100,755;
•
the annual total compensation of Mr. Morris was $8,614,814; and
•
based on the information above, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 86 to 1.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Employee population. As of December 31, 2024, the date we selected to identify our median employee, our employee population consisted of approximately 468 individuals, which reflects our employee population for purposes of determining the pay ratio described above.

Identification of Median. To identify the median of the annual total compensation of all of our employees, we reviewed the total cash compensation of all applicable employees for the twelve-month period ending on December 31, 2024 (the “reported compensation”). In making this calculation, we did not annualize the reported compensation of any of our employees who were hired during the period, nor did we make any cost of living adjustments to the reported compensation in identifying the median employee. Using this methodology, we determined that our median employee was a full-time, salaried and commission-eligible employee located in the U.S.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company. In determining CAP to the named executive officers, the Company is required to make various adjustments to the amounts that have been previously reported in the Summary Compensation Table (“SCT”) for the fiscal years presented, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Most Important Performance Measures

The three items listed below represent the most important metrics we used to determine CAP for FY2024 as further described in our Compensation Discussion and Analysis (CD&A).

Most Important Performance Measures

Adjusted EBITDA
Normalized Organic Gross Profit Growth
Total Stockholder Return

	Summary Compensation	Compensation Actually	Average Summary Compensation Table Total	Average Compensation Actually Paid	Value of Initial Fixed $100 Investment Based On:			Adjusted
Year (a)	Table Total to CEO (b)	Paid to CEO (1) (c)	for Non-CEO NEOs (2) (d)	to Non-CEO NEOs (2) (e)	Company TSR (3) (f)	Peer Group TSR (4) (g)	Net Income (in thousands) (5) (h)	EBITDA (in thousands) (6) (i)

2024	$8,614,814	$4,660,812	$2,129,403	$1,255,053	$52.08	$286.10	$(10,345)	$140,810

2023	$8,922,581	$10,501,439	$2,688,086	$4,041,336	$58.29	$210.85	$(117,420)	$126,806

2022	$6,101,031	$(1,912,798)	$1,432,824	$(866,781)	$54.95	$134.82	$8,741	$124,519

2021	$5,426,105	$1,231,283	$1,693,926	$467,057	$124.71	$189.64	$(56,037)	$93,120

2020	$4,419,653	$10,971,802	$1,370,738	$3,709,423	$186.01	$142.21	$(117,366)	$59,551

(1)
The dollar amounts reported in column (c) represent the amount of CAP to our Chief Executive Officer (“CEO”), John A. Morris, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Morris during the applicable year. To calculate CAP to Mr. Morris, for each of the years shown, the following amounts were deducted from and added to SCT total compensation.

Year	SCT Total	Deductions from SCT Total (i)	Additions to SCT Total (ii)	CAP

2024	$8,614,814	$(7,615,714)	$3,661,711	$4,660,812

2023	$8,922,581	$(7,952,685)	$9,531,543	$10,501,439

2022	$6,101,031	$(5,499,988)	$(2,513,842)	$(1,912,798)

2021	$5,426,105	$(4,749,989)	$555,167	$1,231,283

2020	$4,419,653	$(3,906,234)	$10,458,383	$10,971,802

(i)
Represents the grant date fair value of equity-based awards granted each year, as shown in the Share Awards column of the Summary Compensation Table.
(ii)
Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP is further detailed in the supplemental table below.

CEO Equity Component of CAP

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2024	$6,179,303	$(2,538,597)	$—	$21,005	$—	$—	$3,661,711

2023	$11,510,186	$(1,057,920)	$—	$(14,004)	$906,720	$—	$9,531,543

2022	$2,646,438	$(4,334,653)	$—	$(825,626)	$—	$—	$(2,513,842)

2021	$3,903,559	$(2,884,097)	$—	$(464,295)	$—	$—	$555,167

2020	$6,127,426	$2,966,889	$—	$1,364,068	$—	$—	$10,458,383

(2)
The dollar amounts reported in column (e) represent the average amount of CAP to the non-CEO named executive officers (“Non-CEO NEOs”) as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-CEO NEOs during the applicable year. The Non-CEO NEOs reflected in columns (d) and (e) consist of the following individuals for each of the years shown: (i) Shaler Alias, Timothy J. Murphy, Tyler B. Dempsey and Michael F. Jackson for 2020; (ii) Shaler Alias, Timothy J. Murphy, Tyler B. Dempsey and Jacob H. Moore for 2021; (iii) Shaler Alias, Timothy J. Murphy, Tyler B. Dempsey, David Guthrie and Michael F. Jackson for 2022; and (iv) Timothy J. Murphy, Tyler B.

Dempsey, David Guthrie and Jacob H. Moore for 2023 and 2024. To calculate CAP to our Non-CEO NEOs for each of the years shown, the following amounts were deducted from and added to SCT total compensation.

Average Non-CEO NEOs SCT Total to CAP Reconciliation:

Year	SCT Total	Deductions from SCT Total (i)	Additions to SCT Total (ii)	CAP

2024	$2,129,403	$(1,467,194)	$592,844	$1,255,053

2023	$2,688,086	$(1,418,022)	$2,771,272	$4,041,336

2022	$1,432,824	$(1,034,808)	$(1,264,797)	$(866,781)

2021	$1,693,926	$(954,815)	$(272,054)	$467,057

2020	$1,370,738	$(887,812)	$3,226,498	$3,709,423

(i)
Represents the grant date fair value of equity-based awards granted each year, as shown in the Share Awards column of the Summary Compensation Table.
(ii)
Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP is further detailed in the supplemental table below

Average Non-CEO NEOs Equity Component of CAP:

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2024	$1,190,464	$(672,331)	$—	$74,712	$—	$—	$592,844

2023	$3,083,899	$(166,538)	$—	$(3,906)	$142,183	$—	$2,771,272

2022	$443,280	$(977,999)	$118,182	$(401,234)	$447,026	$—	$(1,264,797)

2021	$784,670	$(881,485)	$—	$(175,239)	$—	$—	$(272,054)

2020	$1,392,647	$1,277,679	$—	$556,172	$—	$—	$3,226,498

(3)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming reinvestment of all dividends, if any, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(4)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the constituent members of the Standard and Poor’s (“S&P”) 500 Index and S&P Information Technology Index.
(5)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
Adjusted EBITDA is a non-GAAP financial measure that represents net income prior to interest expense, tax expense, depreciation and amortization, as adjusted to add back certain charges deemed to not be part of normal operating expenses, non-cash charges and/or non-recurring charges, such as loss on extinguishment of debt, loss on termination of interest rate hedge, non-cash change in fair value of contingent consideration, non-cash change in fair value of assets and liabilities, share-based compensation charges, transaction expenses, restructuring and other strategic initiative costs and other non-recurring charges. Please refer to p. 46 of our Annual Report on Form 10-K for reconciliations to the closest GAAP measure.

Additional Information

Compensation Actually Paid versus Cumulative TSR

The following graph, illustrates the relationship between the Company’s cumulative TSR and CAP. As described in more detail in the section “Executive Compensation — Compensation Discussion and Analysis” the Company targets that a significant amount of the value of total annual compensation awarded to the NEOs would be comprised of equity awards.

Compensation Actually Paid vs. Cumulative TSR
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
Compensation Actually Paid
$300
$250
$200
$150
$100
$50
$0
Cumulative TSR
2020
2021
2022
2023
2024
CEO CAP
Average Non-CEO NEO
TSR
Peer Group TSR

Compensation Actually Paid versus Net Income

The following graph illustrates the relationship between net income and CAP. The Company does not use net income as a performance measure in its overall executive compensation program.

Compensation Actually Paid vs. Net Income
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
Compensation Actually Paid
$400,000
$300,000
$200,000
$100,000
$0
($100,000)
($200,000)
($300,000)
($400,000)
Net Income (Thousands)
2020
2021
2022
2023
2024
CEO CAP
Average Non-CEO NEO
Net Income

Compensation Actually Paid and Adjusted EBITDA

The following graph demonstrates the amount of compensation actually paid to Mr. Morris and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Morris) as compared with the Company’s Adjusted EBITDA over the four years presented in the table. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes Adjusted EBITDA when setting goals for annual performance-based cash incentives under each NEO’s employment agreement and long-term equity incentives.

Compensation Actually Paid vs Adjusted EBITDA
Compensation Actually Paid
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
Adjusted EBITDA (Thousands)
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
2020
2021
2022
2023
2024
CEO CAP
Average Non-CEO NEO
Adjusted EBITDA

DIRECTOR COMPENSATION

2024 Director Compensation Table

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to each non-employee director for all services rendered in all capacities to our company, or any of its subsidiaries, for the last fiscal year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)

Peter Kight	75,000	249,998	324,998

Paul Garcia	52,500	169,993	222,493

Maryann Goebel	50,000	169,993	219,993

Robert Hartheimer	60,000	169,993	229,993

William Jacobs	60,000	169,993	229,993

Richard Thornburgh	50,000	169,993	219,993

Emnet Rios	52,500	169,993	222,493

(1)
John Morris’ compensation is disclosed under “Executive Compensation.” Shaler Alias is an executive officer of Repay but he is not a “named executive officer” for 2024. He does not receive any additional compensation for services provided as a director.
(2)
Amounts shown are the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The aggregate dollar value of the restricted stock units is based on $9.70 per share of Class A common stock on May 30, 2024.
(3)
The aggregate number of stock awards outstanding for each director (other than Mr. Kight and Ms. Rios) as of December 31, 2024 is 80,856. The aggregate number of stock awards outstanding for Mr. Kight as of December 31, 2024 is 106,175. The aggregate number of stock awards outstanding for Ms. Rios as of December 31, 2024 is 63,103.

Narrative Disclosure to Director Compensation Table

Under our non-employee director compensation policy, we compensate our non-employee directors with a combination of cash and equity in the form of restricted stock units. In addition, we reimburse directors for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Annual Cash Retainer

Under the non-employee director compensation policy, non-employee directors are entitled to an annual cash retainer of $40,000, which is paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year. The non-executive chairman is entitled to an additional cash retainer of $20,000 which is paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year. In connection with Mr. Jacobs’ retirement from the Board and in recognition of his previous service, in April 2025, the Company made a one-time cash payment of $100,000 to Mr. Jacobs.

Annual Equity Award

An annual equity award is awarded to incumbent directors at each stockholders’ meeting in the form of restricted stock units, calculated based on the closing price on the grant date (or the most recent trading day if such date is not a trading day) and rounded down to the nearest whole unit. Restricted stock units vest on the earlier of (1) the first anniversary of the date of grant and (2) the next regularly scheduled annual meeting of stockholders that is at least 50 weeks after the date of grant. Vesting also accelerates upon a change of control or termination from service as a result of the director’s death or disability. Vested restricted stock units are settled on the earlier of (x) the date the director undergoes a “separation from service” as defined in Section 409A of the Internal Revenue Code and (y) a change of control. For fiscal 2024, each director received an award of approximately $170,000 in restricted stock units, other than the non-executive chairman who received an award of approximately $250,000.

Committee and Committee Chair Fees

The non-employee director compensation policy also provides that non-employee directors serving as an Audit Committee member will receive an additional $7,500 cash payment annually. Directors serving as committee members of another committee (other than the Audit Committee) will receive an additional $5,000 cash payment annually. Such payments are made quarterly in arrears on October 1, January 1, April 1 and July 1 of each year.

Directors serving as committee chairpersons will receive additional cash compensation. The non-employee director compensation policy entitles the Audit Committee chairperson to $20,000, the Compensation Committee chairperson to $15,000 and all other committee chairpersons (other than audit and compensation) to $10,000 (in each case, on an annual basis). Such payments are made quarterly in arrears on October 1, January 1, April 1 and July 1 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are currently Paul R. Garcia, William Jacobs and Richard E. Thornburgh.

None of our executive officers currently serve, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose executive officers served on our Compensation Committee, (ii) as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) as a member of the compensation committee of another entity, one of whose officers served on our Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2025 Annual Meeting of Stockholders.

Submitted by the Compensation Committee:

William Jacobs, Chairperson

Paul R. Garcia

Richard E. Thornburgh

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Compensation Committee report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock, our Class V common stock and the limited liability company interests of Hawk Parent (the “Post-Merger Repay Units”) as of April 16, 2025.

In connection with the Business Combination, equityholders of Hawk Parent received as consideration for their existing limited liability company interests of Hawk Parent an amount of cash and a number of Post-Merger Repay Units. In connection with the issuance of such Post-Merger Repay Units, we issued to Hawk Parent, as the surviving company following the Merger, 100 shares of Class V common stock of the Company, and Hawk Parent distributed one share of Class V common stock to each holder of Post-Merger Repay Units. Limited liability company interests of Hawk Parent held by the Company or any of its subsidiaries are not reflected as Post-Merger Repay Units for any purposes in these tables.

The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally deem a person to beneficially own any shares of our Class A common stock the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. Percentage of beneficial ownership is based on 94,163,789 shares of our Class A Common Stock and 5,289,543 Post-Merger Repay Units outstanding on April 16, 2025.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. No director or executive officer has pledged any of the shares or units disclosed below. Unless otherwise noted, the business address of each of the following entities or individuals is 3060 Peachtree Road NW, Suite 1100, Atlanta, Georgia 30305.

Beneficial Ownership of Repay Holdings Corporation

Name	Class A common stock (1)	% of Class (2)	Company Voting Power % (3) (4)

Directors and Named Executive Officers:

John Morris (5)	6,162,613	6.3%	5.9%

Shaler Alias (6)	1,510,816	1.6%	1.4%

Timothy Murphy (7)	723,054	*	*

Tyler B. Dempsey (8)	394,296	*	*

David Guthrie (9)	358,873	*	*

Jacob H. Moore (10)	219,917	*	*

Paul R. Garcia (11)	146,666	*	*

Maryann Goebel (11)	80,856	*	*

Robert H. Hartheimer (11)	80,856	*	*

William Jacobs (11)	286,058	*	*

Peter J. Kight (11)	1,620,070	1.7%	1.5%

Emnet Rios (11)	63,103	*	*

Richard E. Thornburgh (11)	101,956	*	*

All Directors and Executive Officers as a Group (14 persons) (11)	11,957,241	12.0%	12.0%

5% Stockholders

Beckham Aggregator, L.P. (12)	8,907,540	9.5%	9.0%

BlackRock, Inc. (13)	6,605,777	7.0%	6.6%

Sunriver Management, LLC (14)	5,416,840	5.8%	5.5%

The Vanguard Group (15)	4,824,379	5.1%	4.9%

Wellington Management Group LLP (16)	4,710,491	5.0%	4.8%

American Century Investment Managements, Inc. (17)	4,692,913	5.0%	4.7%

* less than one percent.

(1)
Interests shown consist of Class A common stock and the Class A common stock exchangeable for Post-Merger Repay Units pursuant to the Exchange Agreement (described under section entitled “Related Party Transactions” below). Subject to the terms of the Exchange Agreement and the Hawk Parent Limited Liability Company Agreement, each holder of a Post-Merger Repay Unit, subject to certain limitations, has the right to cause Hawk Parent to acquire all or a portion of its Post-Merger Repay Units for shares of our Class A common stock at an initial exchange ratio of one share of Class A common stock for each Post-Merger Repay Unit exchanged (subject to adjustments for any subdivisions or combination of the Post-Merger Repay Units that is not accompanied by an identical subdivision or combination of our Class A common stock or, by any such subdivision or combination of our Class A common stock that is not accompanied by an identical subdivision or combination of the Post-Merger Repay Unit). In connection with such exchange, the corresponding number of shares of Post-Merger Repay Units will be cancelled. The Company has the option to deliver cash in lieu of shares of Class A common stock upon exercise by such holder of its exchange right. However, beneficial ownership is reflected here to include beneficial ownership of shares of our Class A common stock for which such Post-Merger Repay Units may be exchanged. The “Beneficial Ownership of Hawk Parent, LLC” table below reflects the number of Post-Merger Repay Units held by each of the persons in the table above. For clarity, each such number of Post-Merger Repay Units is already included in the Class A common stock column in the table above as described.

Beneficial Ownership of Hawk Parent, LLC

(included in Beneficial Ownership of Repay Holdings Corporation table above)

Name	Class V common stock / Post- Merger Repay Units (3)	% of ownership of Hawk Parent, LLC

Directors and Named Executive Officers:

John Morris	3,658,529	69.2%

Shaler Alias	878,072	16.6%

Timothy Murphy	—	—

Tyler B. Dempsey	—	—

David Guthrie	—	—

Jacob H. Moore	—	—

Paul R. Garcia	—	—

Maryann Goebel	—	—

Robert H. Hartheimer	—	—

William Jacobs	205,202	3.9%

Peter J. Kight	—	—

Emnet Rios	—	—

Richard E. Thornburgh	—	—

All Directors and Executive Officers as a Group (14 persons)	4,741,803	89.7%

(2)
To calculate a stockholder’s percentage of beneficial ownership of Class A common stock, we must include in the numerator and denominator those shares of Class A common stock obtainable within 60 days through the exercise of options, warrants or other purchase rights (including the shares underlying Post-Merger Repay Units that such stockholder is considered to beneficially own). Shares of Class A common stock obtainable within 60 days through the exercise of options, warrants or other purchase rights held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of Class A common stock of each of the stockholders may be different.
(3)
Each holder of Post-Merger Repay Units also holds one share of our Class V common stock and is entitled to a number of votes that is equal to the product of (i) the total number of Post-Merger Repay Units held by such holder multiplied by (ii) the exchange ratio between the Post-Merger Repay Units and Class A common stock, which will initially be one-for-one. Subject to the terms of the Exchange Agreement, the Post-Merger Repay Units are initially exchangeable for shares of Class A common stock.
(4)
Represents percentage of voting power of our Class A common stock and Class V common stock voting together as a single class.
(5)
Represents securities held of record by (i) John Morris, individually, (ii) The Morris Dynasty Trust dated April 30, 2024 (the “Morris Family Trust’), (iii) the 2018 JAM Family Charitable Trust dated March 1, 2018 (the “JAM Family Charitable Trust”), (iv) JOSEH Holdings, LLC and (v) JAM Family Investments, Inc. (together with the Morris Family Trust, the JAM Family Charitable Trust and JOSEH Holdings, LLC, the “Morris Entities”). John Morris’ spouse is the trustee of the Morris Family Trust and Mr. Morris’ spouse and descendants are the beneficiaries of the Morris Family Trust. John Morris is the sole trustee of the JAM Family Charitable Trust. John Morris owns all of the voting ownership interests of JOSEH Holdings, LLC and serves as the sole member of its board of managers. John Morris (through a revocable trust of which he is the sole trustee) owns all of the voting shares of JAM Family Investments, Inc. and is the sole member of its board of directors. The number of shares of Class A common stock beneficially owned by Mr. Morris includes (a) 1,028,385 shares of Class A common stock held directly by the Morris Family Trust, (b) 338,444 Post-Merger Repay Units held directly by the JAM Family Trust, (c) 3,239,397 Post-Merger Repay Units and/or shares of Class A common stock held directly by JOSEH Holdings, LLC, (d) 15,000 shares of Class A common stock held directly by JAM Family Investments, Inc., and (e) 1,132,403 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Morris has sole voting power but no investment power). Mr. Morris is an officer and director of the Company.
(6)
Represents securities held of record by (i) Shaler Alias, individually, and (ii) Alias Holdings, LLC (“Alias Holdings”). Shaler Alias owns all of the voting ownership interests of Alias Holdings. He also serves as the sole member of its board of managers. The number of shares of Class A common stock beneficially owned by Mr. Alias includes (a) 807,987 Post-Merger Repay Units and/or shares of Class A common stock held directly by Alias Holdings and (b) 175,004 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Alias has sole voting power but no investment power). Mr. Alias is an officer and director of the Company.
(7)
Represents securities held of record by (i) Timothy Murphy, individually, and (ii) The TKM Charitable Remainder Unitrust (“TKM CRUT”). Mr. Murphy is the sole trustee of TKM CRUT. The number of shares of Class A common stock beneficially owned by Mr. Murphy includes (a) 52,000 shares of Class A common stock held directly by TKM CRUT, (b) 88,339 shares of Class A common stock underlying options that are currently exercisable and (c) 296,433 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Murphy has sole voting power but no investment power). Mr. Murphy is an officer of the Company through May 15, 2025.
(8)
The number of shares of Class A common stock beneficially owned by Tyler B. Dempsey includes (a) 58,892 shares of Class A common stock underlying options that are currently exercisable and (b) 172,281 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Dempsey has sole voting power but no investment power). Mr. Dempsey is an officer of the Company.
(9)
The number of shares of Class A common stock beneficially owned by David Guthrie includes (a) 88,339 shares of Class A common stock underlying options that are currently exercisable and (b) 200,779 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Guthrie has sole voting power but no investment power). Mr. Guthrie is an officer of the Company.
(10)
The number of shares of Class A common stock beneficially owned by Jacob H. Moore includes 184,193 shares of restricted Class A common stock that remain subject to time-based vesting (for which Mr. Moore has sole voting power but no investment power). Mr. Moore is an officer of the Company.
(11)
For each non-employee director (other than Mr. Kight and Ms. Rios), includes 80,856 shares issuable under restricted stock units that are vested or scheduled to vest on May 30, 2025. For Mr. Kight, includes 106,175 shares issuable under restricted stock units that are vested or scheduled to vest on May 30, 2025. For Ms. Rios, includes 63,103 shares issuable under restricted stock units that are vested or scheduled to vest on May 30, 2025.
(12)
Based solely on information contained in the Schedule 13D filed with the SEC on February 20, 2024 by BT Parent GP, LLC “BT Parent GP”) and Beckham Aggregator, L.P (“Beckham Aggregator”), who each report shared voting power and shared dispositive power over all of the shares. BT Parent GP is the general partner of Beckham Aggregator. The principal business address for each entity identified in this paragraph is c/o Parthenon Capital Partners, Four Embarcadero Center, Suite 3610, San Francisco, CA 94111.
(13)
Based solely on information contained in the Schedule 13G/A filed with the SEC on April 24, 2025 by BlackRock, Inc., who reports sole voting power over 6,445,004 of the shares and sole dispositive power over all of the shares. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(14)
Based solely on information contained in the Schedule 13G filed with the SEC on November 14, 2024 by Sunriver Management LLC and Randolph Willett Cook, who each report shared voting power and shared dispositive power over all of the shares. Randolph Willett Cook may be a control person of Sunriver Management LLC. The principal business address for each entity and individual identified in this paragraph is 2 Sound River Drive, 2nd Floor, Greenwich, CT 06830.
(15)
Based solely on information contained in the Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, who reports shared voting power over 184,972 of the shares, sole dispositive power over 4,572,637 of the shares and shared dispositive power over 251,742 of the shares. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(16)
Based solely on information contained in the Schedule 13 filed with the SEC on February 10, 2025 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Group”) and Wellington Investment Advisors Holdings LLP (“Wellington Investment”), who each report shared voting power over 4,035,630 of the shares and shared dispositive power over all of the shares. Wellington Investment is owned by Wellington Group. Wellington Group is owned by Wellington Management. The principal business address for each entity identified in this paragraph is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(17)
Based solely on information contained in the Schedule 13G filed with the SEC on February 14, 2025 by American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“SIMR”), who report sole voting power over 4,541,856 of the shares and sole dispositive power over all of the shares. ACIM is a wholly owned subsidiary of ACC, which is controlled by SIMR. The principal business address for each entity identified in this paragraph is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

Changes in Control

There are no arrangements, known to Repay, including any pledge by any person of securities of Repay or any of its parents, the operation of which may at a subsequent date result in a change in control of Repay.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner during the year ended December 31, 2024.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Post-Business Combination Arrangements

Exchange Agreement

In connection with the Closing, we entered into the Exchange Agreement with holders (the “Repay Unitholders”) of the Post-Merger Repay Units, including John Morris, Shaler Alias, William Jacobs, Tim Murphy and Jacob Moore, which provides the Repay Unitholders with the right to elect to exchange such Post-Merger Repay Units into shares of Class A common stock (as described below). The Exchange Agreement provides that Repay Unitholders are able to exchange all or any portion of their Post-Merger Repay Units for shares of Class A common stock by delivering a written notice to both Hawk Parent and us and surrendering such Post-Merger Repay Units to us, subject to certain limitations. The initial exchange ratio is one Post-Merger Repay Unit for one share of Class A common stock. The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Post-Merger Repay Units that is not accompanied by an identical subdivision or combination of the Class A common stock or, by any such subdivision or combination of the Class A common stock that is not accompanied by an identical subdivision or combination of the Post-Merger Repay Units. If the Class A common stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging Repay Unitholder will be entitled to receive such security, securities or other property. The exchange ratio will also adjust in certain circumstances when we acquire Post-Merger Repay Units other than through an exchange for our shares of Class A common stock.

Hawk Parent and each Repay Unitholder will bear its own expense regarding any exchange, except that Hawk Parent will be responsible for transfer tax, stamp taxes and similar duties (unless the applicable holder has requested that the Company issue the shares of Class A common stock in the name of another holder).

Tax Receivable Agreement

In connection with the Closing, we entered into the Tax Receivable Agreement with the Repay Unitholders.

As described above, Repay Unitholders may, subject to certain conditions, exchange their Post-Merger Repay Units for our shares of Class A common stock on a one-for-one basis, subject to the terms of the Exchange Agreement, including in certain cases adjustments as set forth therein. Hawk Parent currently has and will have in effect an election under Section 754 of the Internal Revenue Code for each taxable year in which an exchange of Post-Merger Repay Units for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of Hawk Parent at the time of an exchange of Post-Merger Repay Units. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The Tax Receivable Agreement provides for the payment by us to exchanging Repay Unitholders of 100% of the tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Hawk Parent and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. This payment obligation is an obligation of the Company and not of Hawk Parent. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of the Company (calculated with certain assumptions) to the amount of such taxes that the Company would have been required to pay had there been no increase (or decrease) to the tax basis of the assets of Hawk Parent as a result of the exchanges and had the Company not entered into the Tax Receivable Agreement. Such increase or decrease will be calculated under the Tax Receivable Agreement without regard to any transfers of Post-Merger Repay Units or distributions with respect to Post-Merger Repay Units before the exchange under the Exchange Agreement.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits of the Tax Receivable Agreement. In addition, if there is a Change of Control, as such term is defined in the Tax Receivable Agreement, then with respect to any exchange of Post-Merger Repay Units for our shares of Class A common stock occurring prior to such Change of Control, the Company’s obligations under the Tax Receivable Agreement will be accelerated as if the Company exercised its right to terminate the Tax Receivable Agreement as of the date of the Change of Control.

We expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Hawk Parent, the payments that we may make under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Hawk Parent are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to Term SOFR plus 571.513 basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by Repay Unitholders. The rights of each party under the Tax Receivable Agreement other than the Company are assignable.

In respect of tax returns filed during the year ended December 31, 2024, we made payments under the Tax Receivable Agreement exceeding $120,000 to the following related parties: approximately $850,761 to John Morris (including certain affiliated entities), approximately $1,090,277 to Shaler Alias (including certain affiliated entities) and approximately $270,787 to Tim Murphy (including certain affiliated entities).

Founders’ Stockholders Agreement

In connection with the Closing, the Company entered into a Stockholders Agreement with Mr. Alias and Mr. Morris (together, the “Repay Founders”) (the “Founders’ Stockholders Agreement”).

Under the Founders’ Stockholders Agreement, Mr. Morris and Mr. Alias will serve on our Board. The Founders’ Stockholders Agreement provides that (i) if Mr. Morris ceases to serve as CEO of the Company, he will immediately resign as a director and will no longer be entitled to be designated to our Board, and (ii) if Mr. Alias ceases to serve as President of the Company, he will immediately resign as a director and no longer be entitled to be designated to our Board. If Mr. Morris and/or Mr. Alias resign, upon their termination, the Repay Founders together will be entitled to designate one designee for nomination to our Board as an independent director to replace the resigning director(s) (but no more than one independent director in total) (the

“Independent Founder Designee” and together with Mr. Morris and Mr. Alias if serving as a designee under the foregoing provisions, the “Founder Designees”).

Each Founder Designee must be eligible to serve as a director, and the Independent Founder Designee must be independent, in each case under applicable Nasdaq rules (or any other market upon which shares of Class A common stock are then traded). Mr. Morris and Mr. Alias may only be removed upon termination of service as described above, and the Independent Founder Designee may only be removed with the consent of the Repay Founders. In the event of any vacancy with respect to the seat of the Independent Founder Designee, we will use our best efforts to fill such vacancy with such person as designed by the Repay Founders. We also agree to use our best efforts to cause the Founder Designees to be elected to our Board. Additionally, any change in the size of our Board requires the consent of the Repay Founders. Mr. Morris and Mr. Alias will not be entitled to compensation (other than as officers of the Company and expense reimbursements), but the Independent Founder Designee will be entitled to receive compensation consistent with the compensation received by other non-employee directors, including any fees and equity awards. Each Founder Designee will be entitled to the same rights and privileges applicable to all other members of Board, including indemnification and exculpation rights and director and officer insurance.

Repay Unitholders Registration Rights Agreement

In connection with the Closing, we entered into the Repay Unitholders Registration Rights Agreement with Corsair Capital LLC (“Corsair”) and the other Repay Unitholders. Under the Repay Unitholders Registration Rights Agreement, the Repay Unitholders are entitled to registration rights that obligate the Company to register for resale under the Securities Act all or any portion of the shares of Class A common stock issuable upon exchange for Post-Merger Repay Units pursuant to the Exchange Agreement so long as such shares are not then restricted under any applicable support agreement or escrow agreement.

Under the Repay Unitholders Registration Rights Agreement, we have agreed to indemnify the Repay Unitholders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares, unless such liability arises from their misstatement or omission, and Repay Unitholders have agreed to indemnify the Company and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.

Amended Operating Agreement

Concurrently with the completion of the Business Combination, the existing amended and restated limited liability company agreement of Hawk Parent was amended and restated in its entirety to become the Amended Operating Agreement. Pursuant to the Amended and Restated Operating Agreement, the Post-Merger Repay Units are entitled to share in the profits and losses of Hawk Parent and to receive distributions as and if declared by the managing member of Hawk Parent and will have no voting rights. The Company, as managing member of Hawk Parent may, in its sole discretion, authorize distributions to the Hawk Parent members. All such distributions will be made pro rata in accordance with each member’s interest in Hawk Parent.

The Amended Operating Agreement also provides for cash distributions, which we refer to as “tax distributions,” to the holders of Post-Merger Repay Units if the Company, as the sole managing member of Hawk Parent, reasonably determines that a holder, by reason of holding Post-Merger Repay Units, incurs an income tax liability. Generally, these tax distributions will be computed based on the Company’s estimate of the net taxable income of Hawk Parent multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of the Company’s income). For the year ended December 31, 2024, Hawk Parent declared and paid tax distributions exceeding $120,000 to the following related parties: approximately $1,445,385 to John Morris (including certain affiliated entities) and approximately $413,143 to Shaler Alias (including certain affiliated entities).

Upon the liquidation or winding up of Hawk Parent, all net proceeds thereof will be distributed one hundred percent (100%) to the holders of Post-Merger Repay Units, pro rata based on their percentage interests.

Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”). In addition, our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

2024 Related Party Transactions

Swinson Moore, who is the brother of Jacob H. Moore, performed services for the Company’s Business Payments business unit in his capacity as a specialized contractor engaged through a third party service provider through March 2025. During the year ended December 31, 2024, Swinson Moore received approximately $15,000 per month from the Company in connection with his services.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee must review and oversee all related party transactions. For these purposes, a “related party transaction” refers to all transactions for which review or oversight is required by applicable law or Nasdaq rules or that are required to be disclosed in the notes to Repay’s financial statements or in Repay’s SEC filings.

We have adopted a formal written policy providing that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Nominating and Corporate Governance Committee, subject to certain exceptions.

AUDITOR FEES

The Audit Committee selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered accounting firm for the fiscal year ending December 31, 2025. We first engaged Grant Thornton in 2018, and it has served as our principal accounting firm since that date. The following table shows the fees for professional services rendered by Grant Thornton for the audit of our annual financial statements for the years ended December 31, 2024 and December 31, 2023, and fees billed for other services rendered by Grant Thornton during those periods.

	2024	2023

Audit Fees (1)	$2,000,078	$1,774,690

Audit-Related Fees (2)	—	—

Tax Fees (3)	—	—

All Other Fees (4)	—	—

Total	$2,000,078	$1,774,690

(1)
Audit Fees. Audit Fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements, reviews of unaudited condensed consolidated quarterly financial statements, and consent procedures required in connection with our Form S-3 Registration Statements and Form S-8 Registration Statements.
(2)
Audit-Related Fees. Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”
(3)
Tax Fees. Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation.
(4)
All Other Fees. All Other Fees consist of fees for professional services or costs not otherwise reported in Audit Fees, Audit-Related Fees or Tax Fees.

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit and audit-related services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “say-on-pay” proposal, approving the compensation of our NEOs. This vote is not intended to address any specific item of compensation or the compensation of any specific NEO, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. A discussion of these items is found in the Compensation Discussion and Analysis section of this Proxy Statement.

Our executive compensation programs are designed to achieve three primary objectives: (i) attract, retain and motivate a highly-talented executive team; (ii) align the objectives and interests of our executives with those of our stockholders in order to increase overall value and output within the Company; and (iii) promote the achievement of key financial and strategic milestones. The Compensation Committee strives to align our compensation program with short- and long-term Company performance objectives and stockholder value. We believe that our current executive compensation program emphasizes performance-based pay and reflects best practices to ensure sound corporate governance.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our stockholders and will take the outcome of the vote into account when determining the future compensation of the Company’s NEOs.

At our 2022 Annual Meeting, our stockholders voted to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently hold say-on-pay votes every year.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for our 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Grant Thornton has served as our independent registered public accounting firm since 2018.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of Grant Thornton will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

The 2026 Annual Meeting of Stockholders is anticipated to be held in May or June 2026. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a stockholder intends to be presented at the 2026 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2026 Annual Meeting, must be received by the Corporate Secretary of Repay at our principal executive offices no later than December 17, 2025. However, if the 2026 Annual Meeting is held on a date more than 30 days before or after June 12, 2026 (the anniversary date of the 2025 Annual Meeting), stockholder proposals for the 2026 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Stockholder proposals received after this date will be considered untimely under Rule 14a-8.

If a stockholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement or a nomination of a director, the stockholder must follow procedures outlined in our Bylaws in order to nominate the director or personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the stockholder proposes to bring before the meeting. Written notice must be received by the Corporate Secretary of Repay no earlier than February 12, 2026 and no later than March 14, 2026. In the event that our 2026 Annual Meeting is more than 30 days before or more than 70 days after June 12, 2026 (the anniversary date of the 2025 Annual Meeting), the written notice must be delivered or received not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2026 Annual Meeting or (ii) the tenth day following the date on which public announcement of the meeting date was first made.

The SEC adopted final rules under Rule 14a-19 promulgated under the Exchange Act requiring the use of universal proxy cards by management and stockholders soliciting proxy votes for their candidates in director election contests. Under the new Rule 14a-19, the universal proxy card must include all director nominees presented by management and stockholders for election at the at the upcoming stockholder meeting. One of the procedural requirements is that stockholders presenting their own director candidates in the contest must solicit holders of a minimum of 67% of the voting power of shares entitled to vote in the election. The stockholders who intend to solicit proxies of director nominees must provide notice that sets forth the information required by Rule 14a-19. Registered investment companies are not subject to the universal proxy rules.

We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a stockholder’s written notice upon written request to the Corporate Secretary of Repay at the address listed above.

ANNEX A

NON-GAAP RECONCILIATIONS

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA (Unaudited)

	Year Ended December 31,

($ in thousands)	2024	2023	YoY Change

Net loss	$(10,345)	$(117,420)

Add:

Interest income	(5,992)	(2,822)

Interest expense	7,837	3,870

Depreciation and amortization	103,710	103,857
	)

Income tax benefit	(575)	(2,115)

EBITDA	$94,671	$(14,630)

Loss on business disposition (1)	—	10,270

Gain on extinguishment of debt (2)	(13,136)	—

Non-cash impairment loss (3)	—	75,800

Non-cash change in fair value of assets and liabilities (4)	14,453	7,494

Share-based compensation expense (5)	25,195	22,156

Transaction expenses (6)	2,325	8,523

Restructuring and other strategic initiative costs (7)	12,494	11,908

Other non-recurring charges (8)	4,718	5,528

Adjusted EBITDA	$140,810	$126,806	11%

(1)
Reflects the loss recognized related to the disposition of BlueCow Software.
(2)
Reflects a gain on the repurchase principal of the convertible senior notes due in 2026, net of a write-off of debt issuance costs relating to the repurchased principal.
(3)
Reflects non-cash goodwill impairment loss related to the Business Payments segment and non-cash impairment loss related to a trade name write-off of Media Payments.
(4)
For the year ended December 31, 2024, reflects the changes in management’s estimates of the fair value of the liability relating to the Tax Receivable Agreement. For the year ended December 31, 2023, reflects the changes in management’s estimates of (i) the fair value of the liability relating to the Tax Receivable Agreement and (ii) non-cash insurance reserve.
(5)
Represents compensation expense associated with equity compensation plans.
(6)
Primarily consists of (i) during the year ended December 31, 2024, professional service fees incurred in connection with prior transactions and (ii) during the year ended December 31, 2023, professional service fees and other costs incurred in connection with the disposition of BlueCow Software.
(7)
Reflects costs associated with reorganization of operations, consulting fees related to our processing services and other operational improvements, including restructuring and integration activities related to our acquired businesses, that were not in the ordinary course.
(8)
For the year ended December 31, 2024, reflects one-time processing settlements, franchise taxes and other non-income based taxes, non-recurring legal and other litigation expenses and payments made to third-parties in connection with our IT security and personnel. For the year ended December 31, 2023, reflects payments made to third-parties in connection with an expansion of our personnel, franchise taxes and other non-income based taxes and one-time payments to certain partners.
A-1

Reconciliation of Operating Cash Flow to Free Cash Flow (Unaudited)

	Year Ended December 31,

($ in thousands)	2024	2023

Net cash provided by operating activities	$150,090	$103,614

Capital expenditures

Cash paid for property and equipment	(989)	(733)

Capitalized software development costs	(43,864)	(50,083)

Total capital expenditures	(44,853)	(50,816)
	)

Free cash flow	$105,237	$52,798

Free cash flow conversion	75%	42%

A-2

REPAY Realtime Electronic Payments

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Repay Holdings Corporation

Annual Meeting of Stockholders

For Stockholders of record as of April 16, 2025

Thursday, June 12, 2025 10:00 AM, Eastern Time

Annual meeting to be held via the internet - please vote www.proxydocs.com/RPAY for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 10:00 AM, Eastern Time, June 12, 2025.

Internet:
www.proxypush.com/RPAY
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-509-2155
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors of Repay Holdings Corporation

The undersigned hereby appoints John A. Morris and Tyler B. Dempsey (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Repay Holdings Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

REPAY Realtime Electronic Payments

Repay Holdings Corporation Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE NOMINEES IN PROPOSAL ONE AND **FOR** ON PROPOSALS TWO AND THREE

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect eight directors for terms expiring at the 2026 Annual Meeting of Stockholders;				
		FOR	WITHHOLD		
	1.01 Shaler Alias	☐	☐		FOR
	1.02 Paul R. Garcia	☐	☐		FOR
	1.03 Maryann Goebel	☐	☐		FOR
	1.04 Robert H. Hartheimer	☐	☐		FOR
	1.05 Peter J. Kight	☐	☐		FOR
	1.06 John Morris	☐	☐		FOR
	1.07 Emnet Rios	☐	☐		FOR
	1.08 Richard E. Thornburgh	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;	☐	☐	☐	FOR
3.	To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;	☐	☐	☐	FOR
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.				

☐ **Check here if you would like to attend the meeting in person.**

You must register to attend the meeting online and/or participate at www.proxydocs.com/RPAY

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date